Exhibit 10.1

CREDIT AGREEMENT
DATED AS OF MAY 29, 2015
by and among
WHEELER REIT, L.P.,
AS BORROWER,
KEYBANK NATIONAL ASSOCIATION,
THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT
AND
OTHER LENDERS THAT MAY BECOME
PARTIES TO THIS AGREEMENT,
KEYBANK NATIONAL ASSOCIATION,
AS AGENT,
KEYBANC CAPITAL MARKETS,
AS SOLE LEAD ARRANGER AND SOLE BOOK RUNNER

TABLE OF CONTENTS

§1.	DEFINITIONS AND RULES OF INTERPRETATION		1
	§1.1	Definitions	1
	§1.2	Rules of Interpretation	26
§2.	THE CREDIT FACILITY		27
	§2.1	Revolving Credit Loans	27
	§2.2	Notes	27
	§2.3	Facility Unused Fee	28
	§2.4	Reduction and Termination of the Revolving Credit Commitments	28
	§2.5	Swing Loan Commitment	29
	§2.6	Interest on Loans	31
	§2.7	Requests for Revolving Credit Loans	32
	§2.8	Funds for Loans	32
	§2.9	Use of Proceeds	33
	§2.10	Letters of Credit	33
	§2.11	Increase in Total Commitment	37
§3.	REPAYMENT OF THE LOANS		39
	§3.1	Stated Maturity	39
	§3.2	Mandatory Prepayments	39
	§3.3	Optional Prepayments	40
	§3.4	Partial Prepayments	40
	§3.5	Effect of Prepayments	40
§4.	CERTAIN GENERAL PROVISIONS		40
	§4.1	Conversion Options	40
	§4.2	Fees	41
	§4.3	[Intentionally Omitted.]	41
	§4.4	Funds for Payments	41
	§4.5	Computations	44
	§4.6	Suspension of LIBOR Rate Loans	44
	§4.7	Illegality	45
	§4.8	Additional Interest	45
	§4.9	Additional Costs, Etc.	45
	§4.10	Capital Adequacy	46
	§4.11	Breakage Costs	46
	§4.12	Default Interest; Late Charge	47
	§4.13	Certificate	47
	§4.14	Limitation on Interest	47
	§4.15	Certain Provisions Relating to Increased Costs and Non-Funding Lenders	47
§5.	COLLATERAL SECURITY		48
	§5.1	Collateral	48
	§5.2	Appraisals; Adjusted Value	48

	§5.3	Addition of Collateral Properties	49
	§5.4	Release of Collateral Property	50
	§5.5	Additional Guarantors	51
	§5.6	Release of Certain Subsidiary Guarantors	51
§6.	REPRESENTATIONS AND WARRANTIES		51
	§6.1	Corporate Authority, Etc	51
	§6.2	Governmental Approvals	52
	§6.3	Title to Collateral Properties	52
	§6.4	Financial Statements	53
	§6.5	No Material Changes	53
	§6.6	Franchises, Patents, Copyrights, Etc	53
	§6.7	Litigation	53
	§6.8	No Material Adverse Contracts, Etc	54
	§6.9	Compliance with Other Instruments, Laws, Etc.	54
	§6.10	Tax Status	54
	§6.11	No Event of Default	54
	§6.12	Investment Company Act	54
	§6.13	Absence of UCC Financing Statements, Etc	54
	§6.14	Setoff, Etc	55
	§6.15	Certain Transactions	55
	§6.16	Employee Benefit Plans	55
	§6.17	Disclosure	55
	§6.18	Trade Name; Place of Business	56
	§6.19	Regulations T, U and X	56
	§6.20	Environmental Compliance	56
	§6.21	Subsidiaries; Organizational Structure	57
	§6.22	Leases	58
	§6.23	Property	58
	§6.24	Brokers	59
	§6.25	Other Debt	59
	§6.26	Solvency	59
	§6.27	No Bankruptcy Filing	60
	§6.28	No Fraudulent Intent	60
	§6.29	Transaction in Best Interests of Loan Parties; Consideration	60
	§6.30	OFAC	60
	§6.31	REIT STATUS	60
§7.	AFFIRMATIVE COVENANTS		61
	§7.1	Punctual Payment	61
	§7.2	Maintenance of Office	61
	§7.3	Records and Accounts	61
	§7.4	Financial Statements, Certificates and Information	61
	§7.5	Notices.	63
	§7.6	Existence; Maintenance of Properties	64
	§7.7	Insurance; Condemnation	65
	§7.8	Taxes; Liens	69

	§7.9	Inspection of Collateral Properties and Books	70
	§7.10	Compliance with Laws, Contracts, Licenses, and Permits	70
	§7.11	Further Assurances	71
	§7.12	Management	71
	§7.13	Leases of the Property	71
	§7.14	Business Operations	72
	§7.15	Registered Servicemark	72
	§7.16	Ownership of Real Estate	72
	§7.17	Plan Assets	72
	§7.18	REIT Covenants	72
	§7.19	Collateral Properties	73
§8.	NEGATIVE COVENANTS		73
	§8.1	Restrictions on Indebtedness	73
	§8.2	Restrictions on Liens, Etc	74
	§8.3	Restrictions on Investments	75
	§8.4	Merger, Consolidation	76
	§8.5	Sanctions; Anti Corruption Laws	76
	§8.6	Compliance with Environmental Laws	76
	§8.7	Distributions	78
	§8.8	Asset Sales	78
	§8.9	Collateral Properties	78
	§8.10	Derivatives Contracts	79
	§8.11	Transactions with Affiliates	79
	§8.12	Management Fees	79
§9.	FINANCIAL COVENANTS		80
	§9.1	Maximum Consolidated Leverage Ratio	80
	§9.2	Minimum Consolidated Fixed Charge Coverage Ratio	80
	§9.3	Minimum Debt Service Coverage Ratio	80
	§9.4	Minimum Consolidated Tangible Net Worth	80
	§9.5	Liquidity	80
	§9.6	Maximum Recourse Indebtedness	80
§10.	CLOSING CONDITIONS		80
	§10.1	Loan Documents	80
	§10.2	Certified Copies of Organizational Documents	80
	§10.3	Resolutions	81
	§10.4	Incumbency Certificate; Authorized Signers	81
	§10.5	Opinion of Counsel	81
	§10.6	Payment of Fees	81
	§10.7	Insurance	81
	§10.8	Performance; No Default	81
	§10.9	Representations and Warranties	81
	§10.10	Proceedings and Documents	81
	§10.11	Eligible Real Estate Qualification Documents	82
	§10.12	Compliance Certificate	82

	§10.13	Appraisals	82
	§10.14	Consents	82
	§10.15	Other	82
§11.	CONDITIONS TO ALL BORROWINGS		82
	§11.1	Prior Conditions Satisfied	82
	§11.2	Representations True; No Default	82
	§11.3	Borrowing Documents	83
	§11.4	Future Advances Tax Payment	83
§12.	EVENTS OF DEFAULT; ACCELERATION; ETC		83
	§12.1	Events of Default and Acceleration	83
	§12.2	Certain Cure Periods	86
	§12.3	Termination of Commitments	86
	§12.4	Remedies	87
	§12.5	Distribution of Collateral Proceeds	87
§13.	SETOFF		88
§14.	THE AGENT.		88
	§14.1	Authorization	88
	§14.2	Employees and Agents	89
	§14.3	No Liability	89
	§14.4	No Representations	89
	§14.5	Payments.	90
	§14.6	Holders of Notes	90
	§14.7	Indemnity	90
	§14.8	Agent as Lender	91
	§14.9	Resignation	91
	§14.10	Duties in the Case of Enforcement	92
	§14.11	Bankruptcy	92
	§14.12	Request for Agent Action	92
	§14.13	Reliance by Agent	93
	§14.14	Approvals	93
	§14.15	Borrower Not Beneficiary	93
	§14.16	Defaulting Lenders	94
	§14.17	Reliance on Hedge Provider	96
§15.	EXPENSES		96
§16.	INDEMNIFICATION		97
§17.	SURVIVAL OF COVENANTS, ETC		98
§18.	ASSIGNMENT AND PARTICIPATION		98
	§18.1	Conditions to Assignment by Lenders	98
	§18.2	Register	99
	§18.3	New Notes	99
	§18.4	Participations	99

	§18.5	Pledge by Lender	100
	§18.6	No Assignment by Loan Parties	100
	§18.7	Disclosure	100
	§18.8	Titled Agents	101
	§18.9	Amendments to Loan Documents	101
§19.	NOTICES		101
§20.	RELATIONSHIP		101
§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE		102
§22.	HEADINGS		102
§23.	COUNTERPARTS		102
§24.	ENTIRE AGREEMENT, ETC		103
§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS		103
§26.	DEALINGS WITH THE LOAN PARTIES		104
§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC		104
§28.	SEVERABILITY		105
§29.	TIME OF THE ESSENCE		105
§30.	NO UNWRITTEN AGREEMENTS		105
§31.	REPLACEMENT NOTES		105
§32.	NO THIRD PARTIES BENEFITED		105
§33.	PATRIOT ACT		106
§34.	[Intentionally Omitted.]		106
§35.	JOINT AND SEVERAL LIABILITY		106
§36.	ADDITIONAL AGREEMENTS		106
	§36.1	Waiver of Automatic or Supplemental Stay	106
	§36.2	Waiver of Defenses	107
	§36.3	Waiver	109
	§36.4	Subordination	109
	§36.5	Waiver of Rights Under Anti-Deficiency Rules	110
	§36.6	Further Waivers	110
§37.	ACKNOWLEDGMENT OF BENEFITS; EFFECT OF AVOIDANCE PROVISIONS		110

EXHIBITS AND SCHEDULES

Exhibit A	FORM OF REVOLVING CREDIT NOTE

Exhibit B	FORM OF SWING LOAN NOTE

Exhibit C	FORM OF JOINDER AGREEMENT

Exhibit D	FORM OF REQUEST FOR REVOLVING CREDIT LOAN

Exhibit E	FORM OF LETTER OF CREDIT REQUEST

Exhibit F	FORM OF BORROWING BASE AVAILABILITY CERTIFICATE

Exhibit G	FORM OF COMPLIANCE CERTIFICATE

Exhibit H	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Exhibit I	FORM OF LETTER OF CREDIT APPLICATION

Schedule 1.1	LENDERS AND COMMITMENTS

Schedule 1.2	ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS

Schedule 6.3	LIST OF ALL ENCUMBRANCES ON ASSETS

Schedule 6.5	NO MATERIAL CHANGES

Schedule 6.7	PENDING LITIGATION

Schedule 6.15	CERTAIN TRANSACTIONS

Schedule 6.20	ENVIRONMENTAL MATTERS

Schedule 6.21(a)	BORROWER SUBSIDIARIES

Schedule 6.22	EXCEPTIONS TO RENT ROLL

Schedule 6.23	PROPERTY CONDITION

Schedule 6.25	MATERIAL LOAN AGREEMENTS

Schedule 8.14	MANAGEMENT FEES

Schedule 19	NOTICE ADDRESSES

CREDIT AGREEMENT
THIS CREDIT AGREEMENT is made as of the 29th day of May, 2015, by and among WHEELER REIT, L.P., a Virginia limited partnership (“Borrower”), the Guarantors party hereto from time to time, KEYBANK NATIONAL ASSOCIATION (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto pursuant to §18, KEYBANK NATIONAL ASSOCIATION, as administrative agent for the Lenders (the “Agent”), and KEYBANC CAPITAL MARKETS, as Sole Lead Arranger and Sole Book Runner.
R E C I T A L S
WHEREAS, Borrower has requested that the Lenders provide a revolving loan facility to Borrower; and
WHEREAS, the Agent and the Lenders are willing to provide such revolving loan facility to Borrower on and subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree, as follows:
§1.DEFINITIONS AND RULES OF INTERPRETATION.
§1.1    Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:
Acquisition Closing Costs. The actual deal costs incurred by REIT and its Subsidiaries in connection with acquisitions of Real Estate determined in accordance with GAAP. Acquisition Closing Costs shall only include those deal costs that are associated with Real Estate that is being actively negotiated for purchase, or have been consummated.
Additional Commitment Request Notice. See §2.11(a)
Additional Subsidiary Guarantor. Each additional Subsidiary of Borrower which becomes a Subsidiary Guarantor pursuant to §5.5.
Adjusted Funds From Operations. For any period, Funds From Operations for such period plus, to the extent deducted in determining such Funds From Operations, impairment charges, amounts deducted as a result of the application of FAS 141 and non-cash expenses related to employee and trustee stock and stock options
Adjusted Net Operating Income. The annualized Net Operating Income from the Collateral Properties for the prior two quarters, less Capital Reserves as applicable for each property type. For any Collateral Property acquired by Borrower or a Subsidiary Guarantor that has not been owned for two (2) fiscal quarters, Net Operating Income for such Collateral Property shall be the pro forma Net Operating Income for such asset for the first two (2) fiscal quarters of ownership (with the income based upon pro forma rents to be received by Borrower or a Subsidiary Guarantor during the first two fiscal quarters of ownership), as reasonably approved by Agent; provided that for the second (2nd) quarter of such two (2) fiscal quarter period, the actual Net Operating Income for the first (1st) fiscal quarter shall be used instead of the pro forma Net Operating Income for such first (1st) quarter.
Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote more than fifty percent (50%) of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing more than fifty percent (50%) of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.
Agent. KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.
Agent’s Head Office. The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.
Agent’s Special Counsel. Riemer & Braunstein LLP or such other counsel as selected by Agent.
Agreement. This Credit Agreement, as the same may be amended, modified, supplemented and/or extended from time to time, including the Schedules and Exhibits hereto.
Agreement Regarding Fees. See §4.2.
Applicable Margin. The Applicable Margin for LIBOR Rate Loans and Base Rate Loans shall be as set forth below based on the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate pursuant to §7.4(c):

Pricing Level	Consolidated Leverage Ratio	LIBOR Rate Loans	Base Rate Loans
Pricing Level 1	Less than 45%	1.75%	0.75%
Pricing Level 2	Greater than or equal to 45% but less than 55%	2.00%	1.00%
Pricing Level 3	Greater than or equal to 55% but less than 60%	2.25%	1.25%
Pricing Level 4	Greater than or equal to 60%	2.50%	1.50%
The Applicable Margin shall not be adjusted based upon such Consolidated Leverage Ratio, if at all, until the third (3rd) Business Day following receipt of any updated Compliance Certificate. In the event that Borrower shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin for Revolving Credit Loans shall be at Pricing Level 4 commencing on the first (1st) Business Day following the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until such failure is cured, in which event the Applicable Margin shall adjust, if necessary, on the first (1st) day of the first (1st) month following receipt of such Compliance Certificate. The Applicable Rate in effect from the Effective Date through the date of the next change in the Applicable Rate pursuant to the provisions hereof shall be determined based upon Pricing Level 2. The provisions of this definition shall be subject to §2.6(e).
Appraisal. An MAI appraisal of the value of a parcel of Real Estate, performed by an independent appraiser with experience appraising retail properties selected by the Agent who is not an employee of the REIT or any of its Subsidiaries, the Agent or a Lender, the form and substance of such appraisal and the identity of the appraiser to be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders and otherwise acceptable to the Agent, as approved by the Agent, such approval not to be unreasonably withheld.
Appraised Value. Any property’s value as determined by an Appraisal on an “as-is” basis performed by an appraisal firm reasonably acceptable to the Agent.
Approved Fund. Any Fund that is administered or managed by (a) a Lender, or (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
Arranger. KeyBanc Capital Markets or any successors thereto.
Assignment and Acceptance Agreement. See §18.1.

Assignment of Leases and Rents. Each of the assignments of leases and rents from the Borrower or a Subsidiary Guarantor to the Agent now or hereafter delivered to secure the Obligations, as may be modified or amended.
Authorized Officer. Any of the following Persons: Jon S. Wheeler and such other Persons as Borrower shall designate in a written notice to Agent.
Balance Sheet Date. December 31, 2014.
Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.
Base Rate. The greatest of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate”, (b) one percent (1%) per annum, or (c) one half of one percent (0.5%) above the Federal Funds Effective Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.
Base Rate Loans. Collectively, the Revolving Credit Base Rate Loans and the Swing Loans.
Borrowing Base Availability. At any time of determination, the lesser of (a) sixty five percent (65%) of the aggregate Appraised Value of each Collateral Property, (b) sixty five percent (65%) of the aggregate cost basis (determined in accordance with GAAP) for each Collateral Property, or (c) the Implied Debt Service Amount.
Breakage Costs. The commercially reasonable out of pocket cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or reasonably expected to be incurred) in connection with (i) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (ii) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of the Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which the Borrower has elected a LIBOR Rate Loan.
Building. With respect to each Collateral Property or parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.
Business Day. Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.
Capital Lease Obligations. With respect to the REIT and its Subsidiaries for any period, the obligations of the REIT or any Subsidiary to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of the REIT and its Subsidiaries under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.
Capital Reserves. An amount equal to $0.20 per square foot per annum for retail assets and $0.25 per square foot per annum for office assets, calculated based on the total square footage owned at the end of each reporting period.
Capitalized Lease. A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.
Cash Equivalents. As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least A- or the equivalent thereof by S&P or A3 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000; (iii) repurchase agreements for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above, and (iv) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least AAA or the equivalent thereof by Moody’s.
CERCLA. The Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq.
Change in Law. The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority in each case generally applicable to lenders and not applicable primarily or exclusively to any Lender or Agent; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
Change of Control. The occurrence of any one of the following events:
(a)    during any twelve (12) month period on or after the Effective Date, individuals who at the beginning of such period constituted the Board of Directors or Trustees of the REIT (the “Board”) (together with any new directors whose election by the Board or whose nomination for election by the shareholders of the REIT was approved by a vote of at least a majority of the members of the Board then in office who either were members of the Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the members of the Board then in office;
(b)    any Person or group (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of the REIT equal to at least thirty percent (30%);
(c)    the REIT consolidates with, is acquired by, or merges into or with any Person (other than a consolidation or merger in which the REIT is the continuing or surviving entity); or
(d)    the REIT fails to own, directly or indirectly, at least seventy five percent (75%) of the Equity Interests of the Borrower and be the sole general partner of the Borrower.
Code. The Internal Revenue Code of 1986, as amended.
Collateral. All of the property, rights and interests of the Loan Parties which are subject to the security interests, security title, liens and mortgages created by the Security Documents, including, without limitation, the Collateral Properties.
Collateral Property or Collateral Properties. The Eligible Real Estate which is security for the Obligations and any Hedge Obligations pursuant to the Mortgages.
Commitment. As to each Lender, the amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of the Loans from time to time outstanding to Borrower.
Commitment Increase. An increase in the Total Commitment to not more than $100,000,000 pursuant to §2.11.
Commitment Increase Date. See §2.11(a).
Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders, as the same may be changed from time to time in accordance with the terms of this Agreement.
Compliance Certificate. See §7.4(c).
Condemnation Proceeds. All compensation, awards, damages, judgments and proceeds awarded to the Borrower or a Subsidiary Guarantor by reason of any Taking, net of all reasonable and customary amounts actually expended to collect the same and/or to maximize the total amount of the same.

Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
Consolidated Adjusted EBITDA. Consolidated EBITDA less Capital Reserves as applicable for each property type.
Consolidated Debt Service. For any period (without duplication), the sum of (a) Consolidated Interest Expense for such period, plus (b) all of the principal due and payable and principal paid with respect to Indebtedness of REIT, the Borrower and their respective Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full and any voluntary full or partial prepayments prior to stated maturity thereof, plus (c) the principal payment on any Capital Lease Obligations. Such Person’s Equity Percentage in the debt service referred to above of its Unconsolidated Affiliates and Subsidiaries of Borrower that are not Wholly Owned Subsidiaries shall be included (without duplication) in the determination of Consolidated Debt Service.
Consolidated Debt Service Ratio. The ratio of Consolidated Adjusted EBITDA to Consolidated Debt Service.
Consolidated EBITDA. With respect to REIT, the Borrower and their respective Subsidiaries for any period (without duplication): an amount equal to the sum of (a) Net Income (or Loss) on a Consolidated basis, in accordance with GAAP, exclusive of the following (but only to the extent included in determination of such Net Income (Loss)): (i) depreciation and amortization expense; (ii) Consolidated Interest Expense; (iii) income tax expense; (iv) Acquisition Closing Costs and extraordinary or non-recurring gains and losses (including, without limitation, gains and losses on the sale of assets) and income and expense allocated to minority owners); and (v) other non-cash items to the extent not actually paid as a cash expense; plus (b) such Person’s Equity Percentage of EBITDA of its Unconsolidated Affiliates as provided below. With respect to Unconsolidated Affiliates and Subsidiaries of Borrower that are not Wholly Owned Subsidiaries, EBITDA attributable to such entities shall be excluded but EBITDA shall include a Person’s Equity Percentage of Net Income (or Loss) from such Unconsolidated Affiliates or such Subsidiary of Borrower that is not a Wholly Owned Subsidiary plus its Equity Percentage of (i) depreciation and amortization expense; (ii) interest expense; (iii) income tax expense; (iv) Acquisition Closing Costs and extraordinary or non-recurring gains and losses (including, without limitation, gains and losses on the sale of assets) and income and expense allocated to minority owners; and (v) other non-cash items to the extent not actually paid as a cash expense.
Consolidated Fixed Charge Coverage Ratio. As of any date of determination, the ratio of Adjusted EBITDA to Consolidated Fixed Charges.
Consolidated Fixed Charges. For any period (without duplication), the sum of (a) Consolidated Interest Expense for such period plus (b) all of the principal due and payable and principal paid with respect to Indebtedness of REIT, the Borrower and their respective Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full and any voluntary full or partial prepayments prior to stated maturity thereof, plus (c) all Preferred Dividends paid during such period, plus (d) the principal payment on any

Capital Lease Obligations. Such Person’s Equity Percentage in the fixed charges referred to above of its Unconsolidated Affiliates and Subsidiaries of Borrower that are not Wholly Owned Subsidiaries shall be included (without duplication) in the determination of Consolidated Fixed Charges.
Consolidated Group. The REIT, the Borrower and all Subsidiaries which are required to be consolidated with them for financial reporting purposes under GAAP.
Consolidated Interest Expense. An amount equal to interest (whether accrued or paid) actually payable (without duplication) excluding non-cash interest expense but including capitalized interest (less capitalized interest not paid to third parties) not funded under a construction loan by the REIT or any Subsidiary, together with the interest portion of payments on Capitalized Lease Obligations and the REIT’s Equity Percentage (without duplication) of interest expense actually payable by Unconsolidated Affiliates and Subsidiaries, on their Indebtedness.
Consolidated Leverage Ratio. As of any date of determination, Indebtedness divided by Gross Asset Value, expressed as a percentage.
Conversion/Continuation Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.
Debt Investment. Debt Investment means any real estate related loan to a third party, including but not limited to (a) loans secured by a mortgage or deed of trust or similar security instrument, (b) mezzanine loans, and (c) B-Notes.
Default. See §12.1.
Default Rate. See §4.12.
Defaulting Lender. Subject to §14.16, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, the Issuing Lender, the Swing Loan Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Agent, the Issuing Lender or the Swing Loan Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to §14.16) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Borrower, the Issuing Lender, the Swing Loan Lender and each other Lender promptly following such determination.
Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.
Derivatives Termination Value. In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement applicable to such Derivatives Contract(s), (a) for any date on or after the date such Derivatives Contracts have been closed out or terminated and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market quotations or other valuations provided by any recognized dealer in, or the counterparty to, such Derivatives Contract(s) (which, in either case, may include the Agent or any Lender).

Designated Jurisdiction. Any country or territory to the extent that such country or territory itself is the subject of any Sanction issued by OFAC.
Development Property. Any Property that is currently under construction or is a recently completed construction project that is not yet 85% leased; notwithstanding the foregoing, a completed construction project may not be included as a Development Property for more than 12 months. After 12 months, the Property will be valued on the basis of current “as-is” appraised value if included in the Borrowing Base.
Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of Borrower or a Guarantor, now or hereafter outstanding, except a dividend or other distribution payable solely in Equity Interest to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of Borrower or a Guarantor now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Borrower or a Guarantor now or hereafter outstanding.
Dollars or $. Dollars in lawful currency of the United States of America.
Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.
Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Revolving Credit Maturity Date, is converted in accordance with §4.1.
Effective Date. The date of execution and closing of this Credit Agreement.
Eligible Assignee. (a) A Lender; (b) an Affiliate of a Lender; (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s or the REIT’s Affiliates or Subsidiaries.
Eligible Ground Lease. A ground lease with respect to Eligible Real Estate executed or assumed by a Subsidiary Guarantor as lessee, that has a remaining lease term (including extension or renewal rights) of at least thirty (30) years, calculated as of the date such Eligible Real Estate is accepted as a Pool Property, and that Agent determines, in its sole discretion, is a financeable ground lease and is otherwise acceptable.
Eligible Real Estate. Real Estate:
(a)    which is wholly-owned in fee (or leased under an Eligible Ground Lease), with such easements, rights-of-way, and other similar appurtenances required for the operation of the fee or leasehold property, by Borrower or a Subsidiary Guarantor;

(b)    which is an existing income producing multi-tenant retail center similar to the REIT’s existing property holdings located in geographic markets of a nature consistent with the REIT’s existing portfolio or otherwise approved by Agent within the continental United States;
(c)    as to which all of the representations set forth in §6 of this Agreement concerning Collateral Property are true and correct in all material respects;
(d)    which has a Major Tenant lease term of at least 5 years remaining at the time of admission as a Collateral Property;
(e)    has occupancy of at least 85% at the time of admission as a Collateral Property and retains such occupancy at all times thereafter; and
(f)    as to which the Agent has received and approved all Eligible Real Estate Qualification Documents, or will receive and approve them prior to inclusion of such Real Estate as a Collateral Property.
Eligible Real Estate Qualification Documents. See Schedule 1.2 attached hereto.
Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.
Environmental Engineer. Such firm or firms of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.
Environmental Laws. As defined in the Indemnity Agreements.
Equity Interests. With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
Equity Percentage. With respect to any Unconsolidated Affiliate, the pro rata share of the ownership interests held by the Consolidated Group, in the aggregate, in such Unconsolidated Affiliate, without duplication.
ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

ERISA Affiliate. Any Person that is subject to ERISA and is treated as a single employer with Borrower or its Subsidiaries under §414 of the Code.
ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.
Event of Default. See §12.1.
Excluded Subsidiary. Any Subsidiary of the Borrower which is prohibited by any debt instrument executed by such Subisidary from executing a guaranty of the Obligations of the Borrower under the Loan Documents.
Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”
Fronting Exposure. At any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Commitment Percentage of Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.
Funds From Operations. Has the meaning promulgated by the National Association of Real Estate Investment Trusts as of the Effective Date which is the basis of the REIT’s publicly filed financial statements.
GAAP. Generally accepted accounting principles consistently applied.
Governmental Authority. The government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
Gross Asset Value. On a consolidated basis for REIT and its Subsidiaries, the sum of (without duplication with respect to any Real Estate):

(i)    the lesser of (A) the total cost of the Real Estate as determined in accordance with GAAP, or (B) the Appraised Value of the Real Estate, plus
(ii)    the book value determined in accordance with GAAP of all Development Properties owned by Borrower or any of its Subsidiaries, plus
(iii)    the book value determined in accordance with GAAP of all undeveloped Real Estate of Borrower and its Subsidiaries, plus
(iv)    the book value determined in accordance with GAAP of all Debt Investments which are not in default, plus
(v)    the aggregate amount of all unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries as of the date of determination.
Gross Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination. All income, expense and value associated with assets included in Gross Asset Value disposed of during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations. Gross Asset Value will be adjusted to include an amount equal to the Borrower’s or any of its Subsidiaries’ pro rata share (based upon the greater of such Person’s Equity Percentage in such Unconsolidated Affiliate or Subsidiary of Borrower that is not a Wholly Owned Subsidiary or such Person’s pro rata liability for the Indebtedness of such Unconsolidated Affiliate or Subsidiary of Borrower that is not a Wholly Owned Subsidiary) of the Gross Asset Value attributable to any of the items listed above in this definition owned by such Unconsolidated Affiliate or Subsidiary of Borrower that is not a Wholly Owned Subsidiary. Notwithstanding anything herein to the contrary, Real Estate that has transitioned from a Development Property to a Stabilized Property and all Real Estate recently acquired by or any of its Subsidiaries may be included at the book value determined in accordance with GAAP for a period of ninety (90) calendar days from the date of such transition or acquisition, as applicable.
Notwithstanding the foregoing, in the event that an adverse change occurs with respect to a Major Tenant(s) (individually or in the aggregate) at a Collateral Property (e.g., amendment to a lease without Agent's prior written consent, lease termination, default of base rent or other material payment obligations under its respective Lease for more than seventy-five (75) days beyond the date upon which such payment obligations were due, assignment or sublease of a material portion of the space without Agent’s prior written consent), then for the purposes of the covenant calculations, at the Borrower’s election, the Collateral Property will immediately after the end of such 75 day period be valued at either (i) zero (0), or (ii) the current Appraised Value as determined by an updated Appraisal acceptable to the Agent. Additionally, if performance of the Collateral Property improves or the adverse change is otherwise cured to Agent’s reasonable satisfaction, then the Borrower will have the right to obtain a new Appraisal acceptable to the Agent. Once the new Appraisal is accepted by Agent, then the value of the Collateral Property shall be updated for purposes of this Agreement.
Guarantor(s). REIT, each Subsidiary Guarantor and each Material Subsidiary.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
Guaranty. The guaranty of each Guarantor in favor of the Agent and the Lenders of the Obligations of the Borrower hereunder.
Hazardous Substances. As defined in the Indemnity Agreements.
Hedge Obligations. As may be applicable at any time, all obligations of the Borrower to any Lender Hedge Provider to make any termination payments under any Derivatives Contract with respect to an interest rate swap, collar, or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure (other than any interest rate “cap”), and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified.
Implied Debt Service. An annual hypothetical calculation of the aggregate principal and interest payments based on the outstanding Obligations and calculated using an interest rate set to the greater of (1) 6.5% or (2) the then 10-year U.S. Treasury rate plus 300 basis points, both being amortized over a 30-year period.
Implied Debt Service Amount. At any time of determination, a Loan Exposure such that the Implied Debt Service Coverage would be 1.35 to 1.0.
Implied Debt Service Coverage. At any time of determination, the ratio of (a) Adjusted Net Operating Income to (b) Implied Debt Service
Increase Notice. See §2.11(a).
Indebtedness. All of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than one hundred eighty (180) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligation of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests), (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (h) all Indebtedness of other

Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (j) such Person’s Equity Percentage of the Indebtedness (based upon its Equity Percentage in such Unconsolidated Affiliates) of any Unconsolidated Affiliate of such Person. “Indebtedness” shall be adjusted to remove any impact of intangibles pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001.
Indemnity Agreements. The Environmental Indemnity regarding Hazardous Substances made by the Borrower, and each Guarantor in favor of the Agent and the Lenders, as the same may be modified or amended.
Insurance Proceeds. All insurance proceeds, damages and claims and the right thereto under any insurance policies relating to any portion of any Collateral, net of all reasonable and customary amounts actually expended to collect the same and/or to maximize the total amount of the same.
Interest Payment Date. As to each Loan, the first day of each calendar quarter.
Interest Period. With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one, two, or three months thereafter and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London, England;
(ii)    if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a

LIBOR Rate Loan for an interest period of one month on the last day of the then current Interest Period with respect thereto as provided in and subject to the terms of §4.1(c);
(iii)    any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and
(iv)    no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Revolving Credit Maturity Date, as applicable.
Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.
Issuing Lender. KeyBank, in its capacity as the Lender issuing the Letters of Credit and any successor thereto.
Joinder Agreement. The Joinder Agreement with respect to this Agreement, the Notes and Indemnity Agreement to be executed and delivered pursuant to §5.5 by any Additional Subsidiary Guarantor, such Joinder Agreement to be substantially in the form of Exhibit C hereto.
KeyBank. As defined in the preamble hereto.
Leases. Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.
Legal Requirements. All applicable federal, state, county and local laws, rules, regulations, codes and ordinances, and the requirements in each case of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.

Lenders. KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18); and collectively, the Revolving Credit Lenders and the Swing Loan Lender. The Issuing Lender shall be a Revolving Credit Lender, as applicable.
Lender Hedge Provider. As may be applicable at any time with respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was the Agent or an Affiliate of the Agent.
Letter of Credit. Any standby letter of credit issued at the request of the Borrower and for the account of the Borrower in accordance with §2.10.
Letter of Credit Liabilities. At any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan). For purposes of this Agreement, a Revolving Credit Lender (other than the Revolving Credit Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.10, and the Revolving Credit Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Credit Lenders other than the Revolving Credit Lender acting as the Issuing Lender of their participation interests under such Section.
Letter of Credit Request. See §2.10(a).
LIBOR. For any LIBOR Rate Loan for any Interest Period, the average rate as shown in by Reuters, or if such Person no longer reports such rate as determined by Agent, by another similar commercially available source providing such quotations reasonably approved by Agent) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If Reuters or such other Person selected by Agent described above no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market and ceases to make the LIBOR Rate available, Loans shall accrue interest at the Base Rate plus the Applicable Margin for such Loan. For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.
LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.
LIBOR Rate Loans. Loans bearing interest calculated by reference to LIBOR.
Lien. See §8.2.
Loan Documents. This Agreement, the Notes, the Guaranty, the Security Documents and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Loan Parties in connection with the Loans and intended to constitute a Loan Document.
Loan Exposure. At any time, the aggregate of the Revolving Credit Loans, Swing Loans and Letter of Credit Liabilities then Outstanding
Loan Party. The Borrower and each Guarantor individually, and Loan Parties means those parties collectively.
Loan Request. See §2.7.
Loan and Loans. An individual loan or the aggregate loans (including a Revolving Credit Loan (or Loans), and a Swing Loan (or Loans)), as the case may be, to be made by the Lenders hereunder. All Loans shall be made in Dollars. Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in §2.10(f).
Major Lease. For any Collateral Property, a Lease with a Major Tenant.
Major Tenant. A tenant of the Borrower or any Subsidiary Guarantor which leases space in a Collateral Property pursuant to a Lease which entitles it to occupy forty percent (40%) or more of the Net Rentable Area of such Collateral Property. Agent may in its reasonable discretion aggregate any and all Leases to Affiliates to determine whether any tenant should be deemed to be a Major Tenant.
Majority Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is greater than fifty percent (50%) of the Total Commitment; provided, that (i) at all times when two (2) or more Lenders are party to this Agreement, the term “Majority Lenders” shall in no event mean less than two (2) Lenders, and (ii) in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders.
Management Agreements. Written property management agreements providing for the management of the Collateral Properties or any of them.
Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, financial condition or results of operations of the Consolidated Group considered as a whole; (b) the ability of Borrower and each Guarantor (taken as a whole) to perform its material obligations under the Loan Documents; or (c) the validity or enforceability of any of the material Loan Documents or the material rights or remedies of Agent or the Lenders thereunder.
Material Subsidiary. Any existing or future Wholly Owned Subsidiary of the Borrower, other than an Excluded Subsidiary, which at any time has assets that constitute five percent (5%) or more of the Gross Asset Value.
Moody’s. Moody’s Investor Service, Inc.
Mortgages. The Mortgages, Deeds to Secure Debt and/or Deeds of Trust from Borrower or a Subsidiary Guarantor to the Agent for the benefit of the Lenders (or to trustees named therein acting on behalf of the Agent for the benefit of the Lenders), respecting the Collateral Properties, now or hereafter delivered to secure the Obligations, as the same may be modified or amended.
Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.
Net Income. For any period, the sum, without duplication, of (i) net earnings (or loss) after taxes of the Consolidated Group (adjusted by eliminating any such earnings or loss attributable to Unconsolidated Affiliates) plus (ii) the applicable Equity Percentage of net earnings (or loss) of all Unconsolidated Affiliates for such period, in each case determined in accordance with GAAP.
Net Operating Income (“NOI”). The sum of: (a) (i) actual rental income from tenants in occupancy and paying rent, (ii) actual common area reimbursements, (iii) actual other income, less (b)(i) actual operating expenses, including, without duplication, a management fee equal to the greater of (A) actual management fees and (B) 3% of total revenues, and (iii) rental income from tenants in default and/or bankruptcy.
Net Rentable Area. With respect to any Real Estate, the net rentable square footage as determined in accordance with the Appraisal.
Non Excluded Taxes. See §4.4(b).
Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any industry standard exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication or misappropriation of funds, gross negligence or willful misconduct (ii) result from intentional mismanagement of or waste at the Real Property securing such Non-Recourse Indebtedness, or (iii) arise from the presence of Hazardous Substances on the Real Property securing such Non-Recourse Indebtedness (whether contained in a loan agreement, promissory note, indemnity agreement or other document), or (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document).
Non-Recourse Indebtedness. Indebtedness of REIT, Borrower, their Subsidiaries or an Unconsolidated Affiliate which is secured by one or more parcels of Real Estate (other than a

Collateral Property) or interests therein or equipment and which is not a general obligation of Borrower or such Subsidiary or Unconsolidated Affiliate, the holder of such Indebtedness having recourse solely to the parcels of Real Estate, or interests therein, securing such Indebtedness or the direct owner of such real estate, the leases thereon and the rents, profits and equity thereof or equipment, as applicable (except for recourse against the general credit of the Borrower or its Subsidiaries or an Unconsolidated Affiliate for any Non-Recourse Exclusions), provided that in calculating the amount of Non-Recourse Indebtedness at any time, the Borrower’s reasonable estimate of the amount of any Non-Recourse Exclusions which are the subject of a claim and action shall not be included in the Non-Recourse Indebtedness but shall constitute Recourse Indebtedness. Non-Recourse Indebtedness shall also include Indebtedness of a Subsidiary of Borrower that is not a Subsidiary Guarantor or of an Unconsolidated Affiliate which is a special purpose entity that is recourse solely to such Subsidiary or Unconsolidated Affiliate, which is not cross-defaulted to other Indebtedness of the Borrower and which does not constitute Indebtedness of any other Person (other than such Subsidiary or Unconsolidated Affiliate which is the borrower thereunder).
Notes. Collectively, the Revolving Credit Notes and the Swing Loan Note.
Notice. See §19.
Obligations. The term "Obligations" shall mean and include:
A.    The payment of the principal sum, interest at variable rates, charges and indebtedness evidenced by the Notes including any extensions, renewals, replacements, increases, modifications and amendments thereof, given by Borrower to the order of the respective Lenders;
B.    The payment, performance, discharge and satisfaction of each covenant, warranty, representation, undertaking and condition to be paid, performed, satisfied and complied with by Borrower under and pursuant to this Credit Agreement or the other Loan Documents;
C.    The payment of all costs, expenses, reasonable legal fees and liabilities incurred by Agent and the Lenders in connection with the enforcement of any of Agent's or any Lender's rights or remedies under this Credit Agreement or the other Loan Documents, or any other instrument, agreement or document which evidences or secures any other obligations or collateral therefor, whether now in effect or hereafter executed; and
D.    The payment, performance, discharge and satisfaction of all other liabilities and obligations (including any Letter of Credit Liabilities) of the Borrower to Agent, Issuing Lender, Swing Loan Lender or any Lender, whether now existing or hereafter arising, direct or indirect, absolute or contingent, in each instance, without limitation express or implied upon the generality of the foregoing, under any one or more of the Loan Documents and any amendment, extension, modification, replacement or recasting of any one or more of the instruments, agreements and documents referred to in this Credit Agreement or any other Loan Document or executed in connection with the transactions contemplated by this Credit Agreement or any other Loan Document; provided however that notwithstanding anything to the contrary set forth in the definition of Obligations, with respect to any indemnification, contingent or other similar obligations, such matters shall be considered “Obligations” only to the extent a reasonable good faith claim has been made on such indemnification, contingent or similar obligation on or before the date that all other Obligations are satisfied in full.
OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America.
Off-Balance Sheet Obligations. Liabilities and obligations of the REIT, the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which REIT would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of REIT’s report on Form 10 Q or Form 10 K (or their equivalents) which REIT is required to file with the Securities and Exchange Commission or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefore). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis about Off Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).
Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination. With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.
Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.
PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.
Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.
Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, or other legal entity, and any government or any governmental agency or political subdivision thereof.
Plan Assets. Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.
Post Closing Letter. That certain letter agreement of even date herewith entered into by and among the Agent and the Borrower, if applicable.
Potential Collateral. Any property of Borrower or a Subsidiary Guarantor which is not at the time included in the Collateral and which consists of (i) Eligible Real Estate, or (ii) Real Estate which is capable of becoming Eligible Real Estate through the completion and delivery of Eligible Real Estate Qualification Documents.
Preferred Dividends. For any period and without duplication, all Restricted Payments paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by any Loan Party. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests payable to holders of such class of Equity Interests; (b) payable to any Loan Party; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
Preferred Securities. With respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.
Pricing Level. Such term shall have the meaning established within the definition of Applicable Margin.
Property. Any Real Estate.
Real Estate. All real property at any time owned or leased (as lessee or sublessee) by a Loan Party or any of their respective Subsidiaries, including, without limitation, the Collateral Properties.
Recourse Indebtedness. As of any date of determination, any Indebtedness (whether secured or unsecured) with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness, subject to Non-Recourse Exclusions. Recourse Indebtedness shall not include Non-Recourse Indebtedness.
Register. See §18.2.
REIT. Wheeler Real Estate Investment Trust, Inc., a Maryland corporation
Release. See §6.20(c)(iii).
Rent Roll. A report prepared by the Borrower showing for each Collateral Property owned or leased by Borrower or a Subsidiary Guarantor, its occupancy, tenants, lease expiration dates, lease rent and other information in substantially the form presented to Agent on or prior to the date hereof.
Required Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than 66 and 2/3 (66.67%) of the Total Commitment; provided, that (i) at all times when two (2) or more Lenders are party to this Agreement, the term “Required Lenders” shall in no event mean less than two (2) Lenders, and (ii) in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders.
Reserve Percentage. For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.
Revolving Credit Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.
Revolving Credit Commitment. With respect to each Revolving Credit Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Revolving Credit Lender’s Revolving Credit Commitment to make or maintain Revolving Credit Loans (other than Swing Loans) to the Borrower, to participate in Letters of Credit for the account of the Borrower and to participate in Swing Loans to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.
Revolving Credit Commitment Percentage. With respect to each Revolving Credit Lender, the percentage set forth on Schedule 1.1 hereto as such Revolving Credit Lender’s percentage of the Total Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Revolving Credit Commitments of the Revolving Credit Lenders have been terminated as provided in this Agreement, then the Revolving Credit Commitment of each Revolving Credit Lender shall be determined based on the Revolving Credit Commitment Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.
Revolving Credit Lender. Collectively, the Lenders which have a Revolving Credit Commitment, the initial Revolving Credit Lenders being identified on Schedule 1.1 hereto.
Revolving Credit LIBOR Rate Loans. Revolving Credit Loans bearing interest calculated by reference to LIBOR.
Revolving Credit Loan or Loans. An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of $45,000,000 (subject to increase as provided in §2.11) to be made by the Revolving Credit Lenders hereunder as more particularly described in §2. Without limiting the foregoing, Revolving Credit Loans shall also include Revolving Credit Loans made pursuant to §2.10(f).
Revolving Credit Maturity Date. May 29, 2018, or such earlier date on which the Revolving Credit Loans shall become due and payable pursuant to the terms hereof.
Revolving Credit Notes. See §2.2.
Sanction(s). Any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
SEC. The federal Securities and Exchange Commission.

Security Documents. Collectively, the Joinder Agreements, the Mortgages, the Assignments of Leases and Rents, the Indemnity Agreements, UCC-1 financing statements and any further collateral security agreements or assignments to the Agent for the benefit of the Lenders.
S&P. Standard & Poor’s Ratings Group.
Stabilized Property. Any Property that is (a) 85% leased or (b) has been a completed construction property for more than 12 months.
State. A state of the United States of America and the District of Columbia.
Subordination, Attornment and Non-Disturbance Agreement. An agreement among the Agent, a Subsidiary Guarantor and a tenant under a Lease pursuant to which such tenant agrees to subordinate its rights under the Lease to the lien or security title of the applicable Mortgage and agrees to recognize the Agent or its successor in interest as landlord under the Lease in the event of a foreclosure under such Mortgage, and the Agent agrees to not disturb the possession of such tenant, such agreement to be in form and substance reasonably satisfactory to Agent.
Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.
Subsidiary Guarantors. Any Subsidiary Guarantor party hereto as of the Effective Date and any Additional Subsidiary Guarantor that is the direct or indirect owner of a Collateral Property.
Survey. An ALTA instrument survey of each parcel of Collateral Property prepared by a registered land surveyor which shall show the location of all buildings, structures, easements and utility lines on such property, shall be sufficient to remove the standard survey exception from the Title Policy, shall show that all buildings and structures are within the lot lines of the Collateral Property and shall not show any encroachments by others (or to the extent any encroachments are shown, such encroachments shall be acceptable to the Agent in its reasonable discretion), shall show rights of way, adjoining sites, establish building lines and street lines, the distance to and names of the nearest intersecting streets and such other details as the Agent may reasonably require; and shall show whether or not the Collateral Property is located in a flood hazard district as established by the Federal Emergency Management Agency or any successor agency or is located in any flood plain, flood hazard or wetland protection district established under federal, state or local law and shall otherwise be in form and substance reasonably satisfactory to the Agent.
Surveyor Certification. With respect to each parcel of Collateral Property, a certificate executed by the surveyor who prepared the Survey with respect thereto, dated as of a recent date and containing such information relating to such parcel as the Agent may reasonably require, such certificate to be reasonably satisfactory to the Agent in form and substance.
Swing Loan. See §2.5(a).
Swing Loan Lender. KeyBank, in its capacity as Swing Loan Lender and any successor thereof.
Swing Loan Commitment. The sum of $5,000,000.00, as the same may be changed from time to time in accordance with the terms of this Agreement.
Swing Loan Note. See §2.5(b).
Taking. The taking or appropriation (including by deed in lieu of condemnation) of any Collateral Property, or any part thereof or interest therein, whether permanently or temporarily, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any customarily recognized and compensated damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain.
Tangible Net Worth. Gross Asset Value minus all Indebtedness.
Taxes. Any present or future taxes, levies, imposts, duties, charges, fees, or similar deductions or withholdings that are imposed by any Governmental Authority.
Titled Agents. The Arranger, and any co-syndication agents or documentation agent.
Title Insurance Company. Any title insurance company or companies approved by the Agent and the Borrower.
Title Policy. With respect to each parcel of Collateral Property, an ALTA standard form title insurance policy (or, if such form is not available, an equivalent, legally promulgated form of mortgagee title insurance policy reasonably acceptable to the Agent) issued by a Title Insurance Company (with such reinsurance as the Agent may reasonably require, any such reinsurance to be with direct access endorsements to the extent available under applicable law) in an amount as the Agent may reasonably require based upon the fair market value of the applicable Collateral Property insuring the priority of the Mortgage thereon and that a Subsidiary Guarantor holds marketable fee simple title or a valid and subsisting leasehold interest to such parcel, subject only to the encumbrances acceptable to Agent in its reasonable discretion and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than tenants as tenants only under Leases and liens for taxes not yet due and payable) or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Agent in its reasonable discretion, and shall contain if available and customarily obtained by other commercial lenders in the State in which the Real Estate is located, (a) a future advance endorsement and (b) such other endorsements and affirmative insurance as the Agent may reasonably require, including but not limited to (i) a comprehensive endorsement, (ii) a variable rate of interest endorsement, (iii) a usury endorsement, (iv) a doing business endorsement, (v) an ALTA form 3.1 zoning endorsement, (vi) a “tie-in” endorsement relating to all Title Policies issued by such Title Insurance Company in respect of other Collateral Property, (vii) a “first loss” endorsement, and (viii) a utility location endorsement.
Total Commitment. As of the date of this Agreement, the Total Commitment is Forty Five Million and No/100 Dollars ($45,000,000.00). The Total Commitment may increase in accordance with §2.11 or decreased in accordance with §2.4.
Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.
Unconsolidated Affiliate. In respect of any Person, any other Person in whom such Person holds an Investment, (a) whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, or (b) which is not a Subsidiary of such first Person.
Unconsolidated Subsidiary. In respect of any Person, any other Person in whom such Person holds an Investment, whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person.
Wholly Owned Subsidiary. As to Borrower, any Subsidiary of Borrower that is directly or indirectly owned 100% by Borrower, without regard to Equity Interests issued so as to achieve up to 125 equity holders so as to qualify as a REIT.
§1.2    Rules of Interpretation.
(a)    A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.
(b)    The singular includes the plural and the plural includes the singular.
(c)    A reference to any law includes any amendment or modification of such law.
(d)    A reference to any Person includes its permitted successors and permitted assigns.
(e)    Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.
(f)    The words “include”, “includes” and “including” are not limiting.
(g)    The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval.

(h)    All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.
(i)    Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.
(j)    The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.
(k)    The words “the date hereof” or words of like import shall mean the date that this Agreement is fully executed by all parties.
(l)    In the event of any change in generally accepted accounting principles after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Borrower or Agent, the Borrower and the Agent shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower as in effect prior to such accounting change, as determined by the Agent in its good faith judgment. Until such time as such amendment shall have been executed and delivered by the Borrower and the Agent, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.
§2.    THE CREDIT FACILITY.
§2.1    Revolving Credit Loans. Subject to the terms and conditions set forth in this Agreement, each of the Revolving Credit Lenders severally agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow) from time to time between the Effective Date and the Revolving Credit Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.7, such sums as are requested by the Borrower for the purposes set forth in §2.9 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) such Revolving Credit Lender’s Revolving Credit Commitment and (ii) such Revolving Credit Lender’s Revolving Credit Commitment Percentage of (A) the Borrowing Base Availability minus (B) the sum of (1) the amount of all outstanding Revolving Credit Loans and Swing Loans, and (2) the aggregate amount of Letter of Credit Liabilities; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested), Swing Loans and Letter of Credit Liabilities shall not at any time exceed the Total Commitment. The Revolving Credit Loans shall be made pro rata in accordance with each Revolving Credit Lender’s Revolving Credit Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of Borrower set forth in §10 and §11 have been satisfied on the date of such request (or if such condition is required to have been satisfied only as of the Effective Date, that such condition was satisfied as of the

Effective Date). The Agent may assume that the conditions in §10 and §11 have been satisfied unless it receives prior written notice from a Revolving Credit Lender that such conditions have not been satisfied. No Revolving Credit Lender shall have any obligation to make Revolving Credit Loans to Borrower in the maximum aggregate principal outstanding balance of more than the principal face amount of its Revolving Credit Note or its Commitment, as applicable.
§2.2    Notes. The Revolving Credit Loans shall, if requested by each Lender, be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (collectively, the “Revolving Credit Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3) and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Revolving Credit Lender which so requests the issuance of a Revolving Credit Note in the principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Revolving Credit Lender, plus interest accrued thereon, as set forth below.
§2.3    Facility Unused Fee. The Borrower agrees to pay to the Agent for the account of the Revolving Credit Lenders (other than any Defaulting Lender) in accordance with their respective Revolving Credit Commitment Percentages a facility unused fee calculated at the rate per annum as set forth below on the actual daily amount by which the Total Commitment exceeds the outstanding principal amount of Revolving Credit Loans, Swing Loans and the face amount of Letters of Credit Outstanding during each calendar quarter or portion thereof commencing on the date hereof and ending on the Revolving Credit Maturity Date. The facility unused fee shall be calculated for each quarter based on the ratio (expressed as a percentage) of (a) the actual daily amount of the outstanding principal amount of the Revolving Credit Loans and Swing Loans and the face amount of Letters of Credit Outstanding during such quarter to (b) the Total Commitment, and if such ratio is equal to or less than fifty percent (50%), the facility unused fee shall be payable at the rate of 0.30% per annum, and if such ratio is greater than fifty percent (50%), the facility unused fee shall be payable at the rate of 0.20% per annum. The facility unused fee shall be payable quarterly in arrears on the fifth (5th) day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Revolving Credit Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Revolving Credit Maturity Date.
§2.4    Reduction and Termination of the Revolving Credit Commitments. The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce by $5,000,000 or an integral multiple of $1,000,000 in excess thereof (provided that in no event shall the Total Commitment be reduced in such manner to an amount less than $25,000,000) or to terminate entirely the Revolving Credit Commitments, whereupon the Revolving Credit Commitments of the Revolving Credit Lenders shall be reduced pro rata in accordance with their respective Revolving Credit Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.8; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Credit Loans, the Outstanding Swing Loans and the Letter of Credit Liabilities would exceed the Revolving Credit Commitments of the Revolving Credit Lenders as so terminated or reduced.

Promptly after receiving any notice from the Borrower delivered pursuant to this §2.4, the Agent will notify the Revolving Credit Lenders of the substance thereof. Any reduction of the Revolving Credit Commitments shall also result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the maximum amount of Swing Loans and Letters of Credit. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Revolving Credit Lenders the full amount of any unused facility unused fee under §2.3 then accrued on the amount of the reduction. No reduction or termination of the Revolving Credit Commitments may be reinstated.
§2.5    Swing Loan Commitment.
(a)    Subject to the terms and conditions set forth in this Agreement, Swing Loan Lender agrees to lend to the Borrower (the “Swing Loans”), and the Borrower may borrow (and repay and reborrow) from time to time between the Effective Date and the date which is ten (10) Business Days prior to the Revolving Credit Maturity Date upon notice by the Borrower to the Swing Loan Lender given in accordance with this §2.5, such sums as are requested by the Borrower for the purposes set forth in §2.9 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment; provided that in all events (i) no Default or Event of Default shall have occurred and be continuing; (ii) if a Revolving Credit Lender shall be a Defaulting Lender, the requested amount of the Swing Line Advance shall be reduced by the amount of such Defaulting Lender’s participation interest in the Swing Line Advance; (iii) the outstanding principal amount of the Revolving Credit Loans and Swing Loans (after giving effect to all amounts requested) plus Letter of Credit Liabilities shall not at any time exceed the Total Commitment; and (iv) the outstanding principal amount of the Revolving Credit Loans and Swing Loans (after giving effect to all amounts requested), plus Letter of Credit Liabilities shall not at any time exceed the lesser of (A) the Total Commitment or (B) the Borrowing Base Availability. Swing Loans shall constitute “Revolving Credit Loans” for all purposes hereunder. The funding of a Swing Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in §10 and §11 have been satisfied on the date of such funding (or if such condition is required to have been satisfied only as of the Effective Date, that such condition was satisfied as of the Effective Date). The Swing Loan Lender may assume that the conditions in §10 and §11 have been satisfied unless Swing Loan Lender has received written notice from a Revolving Credit Lender that such conditions have not been satisfied. Each Swing Loan shall be due and payable upon the earlier of demand by the Agent or within three (3) Business Days of the date such Swing Loan was provided and Borrower hereby agrees to the extent not repaid as contemplated by §2.5(d) below) to repay each Swing Loan on or before the earlier of the date that is three (3) Business Days from the date such Swing Loan was provided or demand for such repayment by the Agent.
(b)    The Swing Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit B hereto (the “Swing Note”), dated the date of this Agreement and completed with appropriate insertions. The Swing Loan Note shall be payable to the order of the Swing Loan Lender in the principal face amount equal to the Swing Loan Commitment and shall be payable as set forth below.

(c)    Borrower shall request a Swing Loan by delivering to the Swing Loan Lender a Loan Request executed by an Authorized Officer no later than 1:00 p.m. (Eastern time) on the requested Drawdown Date specifying the amount of the requested Swing Loan (which shall be in the minimum amount of $1,000,000) and providing the wire instructions for the delivery of the Swing Loan proceeds. The Loan Request shall also contain the statements and certifications required by §2.7(i) and (ii). Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept such Swing Loan on the Drawdown Date. Notwithstanding anything herein to the contrary, a Swing Loan shall be a Base Rate Loan and shall bear interest at the Base Rate plus the Applicable Margin for Revolving Credit Base Rate Loans. The proceeds of the Swing Loan will be disbursed by wire by the Swing Loan Lender to the Borrower no later than 3:00 p.m. (Eastern time) on the requested Drawdown Date.
(d)    The Swing Loan Lender shall, within two (2) Business Days after the Drawdown Date with respect to such Swing Loan, request each Revolving Credit Lender, including the Swing Loan Lender, to make a Revolving Credit Loan pursuant to §2.1 in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given. In the event that the Borrower does not notify the Agent in writing otherwise on or before noon (Eastern time) of the Drawdown Date with respect to such Swing Loan, Agent shall notify the Revolving Credit Lenders that such Revolving Credit Loan shall be a Revolving Credit LIBOR Rate Loan with an Interest Period of one (1) month, provided that the making of such Revolving Credit LIBOR Rate Loan will not be in contravention of any other provision of this Agreement, or if the making of a Revolving Credit LIBOR Rate Loan would be in contravention of this Agreement, then such notice shall indicate that such loan shall be a Revolving Credit Base Rate Loan. Borrower hereby irrevocably authorizes and directs the Swing Loan Lender to so act on its behalf, and agrees that any amount advanced to the Agent for the benefit of the Swing Loan Lender pursuant to this §2.5(d) shall be considered a Revolving Credit Loan pursuant to §2.1. Unless any of the events described in paragraph (h), (i) or (j) of §12.1 shall have occurred (in which event the procedures of §2.5(e) shall apply), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Loan Lender for the account of the Swing Loan Lender at the Agent’s Head Office prior to 12:00 noon (Eastern time) in funds immediately available no later than the third (3rd) Business Day after the date such notice is given just as if the Revolving Credit Lenders were funding directly to the Borrower, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes. The proceeds of such Revolving Credit Loan shall be immediately applied to repay the Swing Loans.
(e)    If for any reason a Swing Loan cannot be refinanced by a Revolving Credit Loan pursuant to §2.5(d) (including due to a Defaulting Lender’s failure to fund), each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.5(d) was to have been made, purchase an undivided participation interest in the Swing Loan in an amount equal to its Revolving Credit Commitment Percentage of such Swing Loan (or portion thereof). Each Revolving Credit Lender will immediately transfer to the Swing Loan Lender in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such Revolving Credit Lender a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.

(f)    Whenever at any time after the Swing Loan Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participation interest in a Swing Loan, or the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Revolving Credit Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it.
(g)    Each Revolving Credit Lender’s obligation to fund a Revolving Credit Loan as provided in §2.5(d) or to purchase participation interests pursuant to §2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the Swing Loan Lender, the Borrower or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of their respective Subsidiaries; (iv) any breach of this Agreement or any of the other Loan Documents by the Borrower or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Any portions of a Swing Loan not so purchased or converted may be treated by the Agent and Swing Loan Lender as against such Revolving Credit Lender as a Revolving Credit Loan which was not funded by the non-purchasing Revolving Credit Lender as contemplated by §2.8 and §12.5, and shall have such rights and remedies against such Revolving Credit Lender as are set forth in §§2.8, 12.5 and 14.5. Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Credit Loan made by each Revolving Credit Lender under its Revolving Credit Commitment.
§2.6    Interest on Loans.
(a)    Each Revolving Credit Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Revolving Credit Base Rate Loan is repaid or converted to a Revolving Credit LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Revolving Credit Base Rate Loans.
(b)    Each Revolving Credit LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for Revolving Credit LIBOR Rate Loans.
(c)    The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.
(d)    Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

(e)    The parties understand that the applicable interest rate for the Loans and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Agent, and if the applicable interest rate or fees calculated for any period were different than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Agent shall promptly notify Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice. Borrower shall receive a credit or refund of any overpayment promptly after such determination. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement for a period of 180 days, and this provision shall not in any way limit any of the Agent’s, the Issuing Lender’s, or any Lender’s other rights under this Agreement.
§2.7    Requests for Revolving Credit Loans. The Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit D hereto (or telephonic notice confirmed in writing in the form of Exhibit D hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by 1:00 p.m. (Eastern time) one (1) Business Day prior to the proposed Drawdown Date with respect to Revolving Credit Base Rate Loans and two (2) Business Days prior to the proposed Drawdown Date with respect to Revolving Credit LIBOR Rate Loans, together with an executed Borrowing Base Availability Certificate in the form of Exhibit F. Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Revolving Credit Loan, the Type of Revolving Credit Loan, the initial Interest Period (if applicable) for such Revolving Credit Loan and the Drawdown Date. Promptly upon receipt of any such notice, the Agent shall notify each of the Revolving Credit Lenders thereof. Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Revolving Credit Lenders on the proposed Drawdown Date. Nothing herein shall prevent the Borrower from seeking recourse against any Revolving Credit Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement. Each Loan Request shall be (a) for a Revolving Credit Base Rate Loan in a minimum aggregate amount of $100,000; or (b) for a Revolving Credit LIBOR Rate Loan in a minimum aggregate amount of $500,000; provided, however, that there shall be no more than six (6) Revolving Credit LIBOR Rate Loans outstanding at any one time.
§2.8    Funds for Loans.
(a)    Not later than noon (Eastern time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Revolving Credit Lenders will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1 or §2.2. Upon receipt from each such Revolving Credit Lender of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Revolving Credit Lenders by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office or wiring such funds in accordance with Borrower’s written instructions. The failure or refusal of any Revolving Credit Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Revolving Credit Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Loans, including any additional Revolving Credit Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing. In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority secured position as against the Lender or Lenders so failing or refusing to make available to the Borrower the amount of its or their Commitment Percentage for such Loans as provided in §12.5.
(b)    Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to Agent such Lender’s Commitment Percentage of a proposed Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrower, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower (without duplication), as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate.
§2.9    Use of Proceeds. The Borrower will use the proceeds of the Loans and the Letters of Credit solely to (a) pay closing costs in connection with this Agreement; (b) repay then existing loans, (c) fund redevelopment and/or development projects, (d) fund capital and construction expenditures, tenant improvements, leasing commissions and property and equipment acquisitions; and (e) for general working capital purposes (including without limitation to finance direct and indirect acquisitions (including deposits made in connection with acquisitions) and other investments in real estate, interest shortfalls, general operating expenses, including without limitation taxes, insurance and other expenses); notwithstanding the foregoing, the the proceeds of the Loans and the Letters of Credit may not be used to refinance any commercial paper issued by the REIT or any of its Subsidiaries .

§2.10    Letters of Credit.
(a)    Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Effective Date through the day that is thirty (30) days prior to the Revolving Credit Maturity Date, the Issuing Lender shall issue such Letters of Credit as the Borrower may request upon the delivery of a written request in the form of Exhibit E hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed Five Million Dollars ($5,000,000) but shall be automatically increased on a pro rata basis with increases in the Total Commitment, (iii) in no event shall the sum of (A) the Revolving Credit Loans Outstanding, (B) the Swing Loans Outstanding and (C) the amount of Letter of Credit Liabilities (after giving effect to all Letters of Credit requested) exceed the Total Commitment, (iv) in no event shall the outstanding principal amount of the Revolving Credit Loans, Swing Loans and Letters of Credit Liabilities (after giving effect to any requested Letters of Credit) exceed the Total Commitment or the Borrowing Base Availability or cause a violation of the covenant set forth in §9.1, (v) the conditions set forth in §§10 and 11 shall have been satisfied (or if such condition is required to have been satisfied only as of the Effective Date, that such condition was satisfied as of the Effective Date), (vi) no Revolving Credit Lender is a Defaulting Lender (provided Issuing Lender may, in its sole discretion, be entitled to waive this condition), unless the Issuing Lender has entered into arrangements, including the delivery of cash collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Liabilities as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion, and (vii) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit. The Issuing Lender may assume that the conditions in §10 and §11 have been satisfied unless it receives written notice from a Revolving Credit Lender that such conditions have not been satisfied. Each Letter of Credit Request shall be executed by an Authorized Officer of Borrower. The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of Borrower. The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request. The Borrower assumes all risks with respect to the use of the Letters of Credit. Unless the Issuing Lender and the Majority Lenders otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending one year after the date of issuance thereof, subject to extension pursuant to an “evergreen” clause reasonably acceptable to Agent and Issuing Lender (but in any event the term shall not extend beyond thirty (30) days prior to the Revolving Credit Maturity Date) unless the Borrower has provided to Agent cash collateral reasonably acceptable to the Agent in an amount equal to the Letter of Credit Liability with respect to any Letter of Credit which extends beyond thirty (30) days prior to the Revolving Credit Maturity Date). The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Total Commitment as a Revolving Credit Loan.
(b)    Each Letter of Credit Request shall be submitted to the Issuing Lender at least five (5) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued. Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by an Authorized Officer or the chief financial or chief accounting officer of Borrower that the Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit. The Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit I attached hereto) and documents as the Issuing Lender may reasonably require, in conformity with the then standard practices of its letter of credit department in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.
(c)    The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to §2.10(b). Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.
(d)    Upon the issuance of a Letter of Credit, each Revolving Credit Lender shall be deemed to have purchased a participation therein from Issuing Lender in an amount equal to its respective Commitment Percentage of the amount of such Letter of Credit. No Revolving Credit Lender’s obligation to participate in a Letter of Credit shall be affected by any other Revolving Credit Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.
(e)    Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fronting fee with respect to each Letter of Credit, at a rate equal to the greater of (a) a one time fee of 0.125%, computed on the face amount available to be drawn under such Letter of Credit, or (b) $1500.00, and (ii) for the accounts of the Revolving Credit Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin then applicable to Revolving Credit LIBOR Rate Loans on the amount available to be drawn under such Letter of Credit. Such fees shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the fifth day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Commitments shall terminate and on the expiration or return of any Letter of Credit (if such letter of credit is outstanding less than a full quarter, such fee shall be pro rated for the period of time outstanding). In addition, the Borrower shall pay to Issuing Lender for its own account within ten (10) Business Days of demand of Issuing Lender the standard issuance, documentation and service charges applicable to Letters of Credit issued from time to time by Issuing Lender in amount not less than $250.00.
(f)    In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Revolving Credit Base Rate Loan under this Agreement (Borrower being deemed to have requested a Revolving Credit Base Rate Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding Revolving

Credit Base Rate Loan under this Agreement) and the Agent shall promptly notify each Revolving Credit Lender by telex, telecopy, telegram, telephone (confirmed in writing) or other similar means of transmission, and each Revolving Credit Lender shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such Letter of Credit (to the extent of the amount drawn). Borrower further hereby irrevocably authorizes and directs Agent to notify the Revolving Credit Lenders of Borrower’s intent to convert such Revolving Credit Base Rate Loan to a Revolving Credit LIBOR Rate Loan with an Interest Period of one (1) month on the third (3rd) Business Day following the funding by the Revolving Credit Lenders of their advance under this §2.10(f), provided that the making of such Revolving Credit LIBOR Rate Loan shall not be a contravention of any provision of this Agreement. If and to the extent any Revolving Credit Lender shall not make such amount available on the Business Day on which such draw is funded, such Revolving Credit Lender agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Federal Funds Effective Rate until three (3) days after the date on which the Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1.0%) for each day thereafter. Further, such Revolving Credit Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Revolving Credit Lender was required to fund pursuant to this §2.10(f) until such amount has been funded (as a result of such assignment or otherwise). In the event of any such failure or refusal, the Revolving Credit Lenders not so failing or refusing shall be entitled to a priority secured position for such amounts as provided in §12.5. The failure of any Revolving Credit Lender to make funds available to the Agent in such amount shall not relieve any other Revolving Credit Lender of its obligation hereunder to make funds available to the Agent pursuant to this §2.10(f).
(g)    If after the issuance of a Letter of Credit pursuant to §2.10(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Revolving Credit Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.10(f) was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Revolving Credit Commitment Percentage of the amount of such Letter of Credit. Each Revolving Credit Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Revolving Credit Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.
(h)    Whenever at any time after the Issuing Lender has received from any Revolving Credit Lender any such Revolving Credit Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Revolving Credit Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.
(i)    The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.
(j)    Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. Neither Agent, Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Agent or any Lender, none of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to Agent, Issuing Lender or the Lenders hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by Agent, Issuing Lender or the other Lenders in good faith will be binding on Borrower and will not put Agent, Issuing Lender or the other Lenders under any resulting liability to Borrower; provided nothing contained herein shall relieve Issuing Lender, Agent or any Lender for liability to Borrower arising as a result of the gross negligence or willful misconduct of Issuing Lender, Agent or any Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.
§2.11    Increase in Total Commitment.
(a)    Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, the Borrower shall have the option at any time and from time to time to request an increase in the Total Commitment to not more than $100,000,000 by giving written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”), provided that any such individual increase must be in a minimum amount of $10,000,000. Upon receipt of any Increase Notice, the Agent shall consult with Arrangers and shall notify the Borrower of the amount of facility fees to be paid to any Revolving Credit Lenders who provide an additional Revolving Credit Commitment in connection with such increase in the Total Commitment (which shall be in addition to the fees to be paid to Agent or Arrangers pursuant to the Agreement Regarding Fees). If the Borrower agrees to pay the facility fees so determined, then the Agent shall send a notice to all Revolving Credit

Lenders (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Commitment and of the facility fees to be paid with respect thereto. Each Revolving Credit Lender who desires to provide an additional Revolving Credit Commitment upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Revolving Credit Commitment by which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Agent and the Arrangers shall allocate the Commitment Increase among the Revolving Credit Lenders who provide such commitment letters on such basis mutually acceptable to the Borrower, Agent and Arrangers. If the additional Revolving Credit Commitments so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrower, then the Agent, Arrangers or Borrower may, but shall not be obligated to, invite, and the Agent, in consultation with the Borrower, will use its reasonable efforts to arrange for, one or more banks or lending institutions (which banks or lending institutions shall be reasonably acceptable to Agent, Arrangers and Borrower) to become a Revolving Credit Lender and provide an additional Revolving Credit Commitment. The Agent shall provide all Revolving Credit Lenders with a notice setting forth the amount, if any, of the additional Revolving Credit Commitment to be provided by each Revolving Credit Lender and the revised Revolving Credit Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (the “Commitment Increase Date”). In no event shall any Revolving Credit Lender be obligated to provide an additional Revolving Credit Commitment.
(b)    On any Commitment Increase Date the outstanding principal balance of the Revolving Credit Loans shall be reallocated among the Revolving Credit Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Revolving Credit Loans owed to each Revolving Credit Lender shall be equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all Revolving Credit Loans. The participation interests of the Revolving Credit Lenders in Swing Loans and Letters of Credit shall be similarly adjusted. On any Commitment Increase Date those Revolving Credit Lenders whose Revolving Credit Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Revolving Credit Lenders whose Revolving Credit Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Credit Loans. The funds so advanced shall be Revolving Credit Base Rate Loans until converted to Revolving Credit LIBOR Rate Loans which are allocated among all Revolving Credit Lenders based on their Revolving Credit Commitment Percentages.
(c)    Upon the effective date of each increase in the Total Commitment pursuant to this §2.11 the Agent may unilaterally revise Schedule 1.1 and the Borrower shall, if requested by such Lender, execute and deliver to the Agent new Revolving Credit Notes for each Revolving Credit Lender whose Revolving Credit Commitment has changed so that the principal amount of such Revolving Credit Lender’s Revolving Credit Note shall equal its Revolving Credit Commitment. The Agent shall deliver such replacement Revolving Credit Notes to the respective Revolving Credit Lenders in exchange for the Revolving Credit Notes replaced thereby which shall be surrendered by such Revolving Credit Lenders. Such new Revolving Credit Notes shall provide that they are replacements for the surrendered Revolving Credit Notes and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Revolving Credit Notes.
(d)    Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Revolving Credit Lenders to increase the Total Commitment pursuant to this §2.11 shall be conditioned upon satisfaction or waiver of the following conditions precedent which must be satisfied or waived prior to the effectiveness of any increase of the Total Commitment:
(i)    Payment of Activation Fee. The Borrower shall pay (A) to the Agent those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to the Arranger such facility fees as the Revolving Credit Lenders who are providing an additional Revolving Credit Commitment may require to increase the aggregate Revolving Credit Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances. The Arranger shall pay to the Revolving Credit Lenders acquiring the increased Revolving Credit Commitment certain fees pursuant to their separate agreement; and
(ii)    No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Commitment is increased, there shall exist no Default or Event of Default; and
(iii)    Representations True. The representations and warranties made by the Borrower in the Loan Documents or otherwise made by or on behalf of the Loan Parties in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Commitment is increased (unless such representations are limited by their terms to a specific date), both immediately before and after the Total Commitment is increased, other than for changes in the ordinary course of business permitted by this Agreement; and
(iv)    Additional Documents and Expenses. The Loan Parties shall execute and deliver to Agent and the Revolving Credit Lenders such additional documents (including, without limitation, amendments to the Security Documents), instruments, certifications and opinions as the Agent may reasonably require, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants set forth in the Loan Documents after giving effect to the increase, and the Borrower shall pay the cost of any mortgagee’s title insurance policy or any endorsement or update thereto or any updated UCC searches, all recording costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar reasonable fees, taxes or expenses which are reasonably requested in connection with such increase.
§3.    REPAYMENT OF THE LOANS.
§3.1    Stated Maturity. The Borrower promises to pay on the Revolving Credit Maturity Date and there shall become absolutely due and payable on the Revolving Credit Maturity Date all of the Revolving Credit Loans, Swing Loans and other Letter of Credit Liabilities outstanding on such date (other than Letters of Credit whose expiration date is beyond the Revolving Credit Maturity Date as set forth in §2.10(a)), together with any and all accrued and unpaid interest thereon.
§3.2    Mandatory Prepayments. If at any time the sum of the aggregate outstanding principal amount of the Revolving Credit Loans, the Swing Loans and the Letter of Credit Liabilities exceeds the lesser of (a) the Total Commitment or (b) the Borrowing Base Availability, then the Borrower shall, within fifteen (15) days after receipt of notice from Agent of such occurrence, pay the amount of such excess to the Agent for the respective accounts of the Revolving Credit Lenders, as applicable, for application to the Revolving Credit Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.8, except that the amount of any Swing Loans shall be paid solely to the Swing Loan Lender.
In the event there shall have occurred a casualty with respect to any Collateral Property and the Borrower is required to repay the Loans pursuant to §7.7 or a Taking and the Borrower is required to repay the Loans pursuant to a Mortgage or §7.7, the Borrower shall prepay the Loans concurrently with the date of receipt by such Loan Party or the Agent of all of Insurance Proceeds or Condemnation Proceeds to be received in respect of such casualty or Taking, as applicable, or as soon thereafter as is reasonably practicable, in the amount required pursuant to the relevant provisions of §7.7 or such Mortgage.
§3.3    Optional Prepayments.
(a)    Borrower shall have the right, at its election, to prepay the outstanding amount of the Revolving Credit Loans and Swing Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any Revolving Credit LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8.
(b)    The Borrower shall give the Agent, no later than 1:00 p.m. (Eastern time) at least three (3) days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that (i) any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent) and/or (ii) any such notice or repayment may be conditioned upon the consummation of a transaction. Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.
§3.4    Partial Prepayments. Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $100,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §3.2 and §3.3 shall be applied first to the principal of any Outstanding Swing Loans, then, in the absence of instruction by the Borrower, to the principal of Loans (and with respect to each category of Revolving Credit Loans, first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans).

§3.5    Effect of Prepayments. Amounts of the Revolving Credit Loans prepaid under §3.2 and §3.3 prior to the Revolving Credit Maturity Date may be reborrowed as provided in §2.
§4.    CERTAIN GENERAL PROVISIONS.
§4.1    Conversion Options.
(a)    The Borrower may elect from time to time to convert any of its outstanding Revolving Credit Loans to a Revolving Credit Loan of another Type and such Revolving Credit Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan unless the Borrower pays Breakage Costs as required under this Agreement; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000 and, after giving effect to the making of such Loan, there shall be no more than six (6) Revolving Credit LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Revolving Credit Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Revolving Credit Base Rate Loan in a principal amount of less than $100,000 or a Revolving Credit LIBOR Rate Loan in a principal amount of less than $100,000. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.
(b)    Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.
(c)    In the event that the Borrower does not notify the Agent of their election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically continued at the end of the applicable Interest Period as a LIBOR Rate Loan for an Interest Period of one month unless such Interest Period shall be greater than the time remaining until the Revolving Credit Maturity Date, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.
§4.2    Fees. In addition to all fees specified herein, the Borrower agrees to pay to KeyBank and the Arranger for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to a fee letter dated May 29, 2015 between the Borrower, KeyBank and the Arranger (the “Agreement Regarding Fees”).
§4.3    [Intentionally Omitted.]
§4.4    Funds for Payments.
(f)    All payments of principal, interest, facility fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 3:00 p.m. (Eastern time) on the day when due (or such later time as is acceptable to the Agent in the event of a payment in full of all Loans and a termination of Commitments hereunder), in each case in lawful money of the United States in immediately available funds. To the extent not already paid pursuant to the preceding sentence, the Agent is hereby authorized to charge the accounts of the Loan Parties with KeyBank, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders (including the Swing Loan Lender) under the Loan Documents. Subject to the foregoing, all payments made to Agent on behalf of the Lenders, and actually received by Agent, shall be deemed received by the Lenders on the date actually received by Agent.
(g)    All payments by or on behalf of the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any Taxes now or hereafter imposed or levied by the United States of America or any political subdivision thereof or taxing or other authority therein or any jurisdiction from or through which a payment is made by the Borrower, excluding any income Taxes, franchise or similar Taxes and any Taxes imposed by a jurisdiction as a result of any connection between a Lender and such jurisdiction other than any connection arising solely from executing, delivering, performing its obligations under, or enforcing any Loan Document (such Taxes, other than those so excluded as specifically set forth in this sentence referred to as “Non-Excluded Taxes”), unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by the Borrower hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Lenders (including the Swing Loan Lender) or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrower; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of §4.4(c) or such Lender’s failure to comply with Sections 1471 through 1474 of the Code or any regulations promulgated thereunder (the “FATCA”) to establish an exemption from withholding thereunder; (ii) that are branch profits taxes imposed by the United States or any similar taxes imposed by any other jurisdiction under the laws of which a Lender is organized or in which its applicable lending office is located; or (iii) in the case of a Non-U.S. Lender and notwithstanding any consent given pursuant to §18.1, that are imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment) to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this §4.4(b). The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all Taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under any other Loan Document. In the event a Lender receives a refund or credit of any Non-Excluded Taxes paid by the Borrower pursuant to this section, such Lender will pay to the Borrower the amount of such refund or credit (and any interest received with respect thereto) promptly upon receipt thereof; provided that if at any time thereafter such Lender is required to return such refund or credit, the Borrower shall promptly repay to such Lender the amount of such refund or credit, net of any reasonable incremental additional costs.
(h)    Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”) , to the extent such Lender is lawfully able to do so and has not done so after the Original Closing Date, shall provide the Borrower on or prior to the Effective Date (in the case of each Lender listed on the signature pages hereof on the Effective Date) or on or prior to the date of the Assignment and Acceptance Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrower, with (x) two (2) original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and any other such duly executed form(s) or statement(s) (including whether such Lender has complied with the FATCA) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of (i) an income tax treaty between the United States and the country of residence of such Lender, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents, or (y) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Code, a Certificate Regarding Non-Bank Status together with two (2) original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Code and requested by the Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents. Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall, to the extent it has not already done so after the Original Closing Date, provide the Borrower on or prior to the Effective Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two (2) original copies of Internal Revenue Service From W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this section hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly provide the Borrower two (2) new original copies of Internal Revenue Service Form W-9, W‑8BEN, W‑8ECI and/or W-8IMY (or, in each case, any successor form), or a Certificate Regarding Non-Bank Status and two (2) original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Code and requested by the Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents, or notify the Borrower of its inability to deliver any such forms, certificates or other evidence.
(i)    The obligations of the Borrower to the Lenders under this Agreement (and of the Revolving Credit Lenders to make payments to the Issuing Lender with respect to Letters of Credit and to the Swing Loan Lender with respect to Swing Loans) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Loan Parties or any of their Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between Borrower or any of its Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by Issuing Lender to conform to the terms of a Letter of Credit (if, in Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that nothing contained herein shall relieve Issuing Lender, Agent or any Lender for liability to Borrower arising as a result of gross negligence or willful misconduct on the part of the Issuing Lender, Agent, any Lender or the

Swing Loan Lender, as applicable as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.
§4.5    Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans and Letter of Credit Liabilities as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount.
§4.6    Suspension of LIBOR Rate Loans. In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower and the Lenders. In such event (a) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders.
§4.7    Illegality. Notwithstanding any other provisions herein, if any Change in Law shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by Borrower hereunder.
§4.8    Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, the Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages (or to the Swing Loan Lender with respect to a Swing Loan), in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. Borrower understands, agrees and acknowledges the following: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (ii) LIBOR is used merely as a reference in determining such rate; and (iii) Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.
§4.9    Additional Costs, Etc. Notwithstanding anything herein to the contrary, if any Change in Law, shall:
(e)    subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, a Letter of Credit or the Loans (other than taxes based upon or measured by the gross receipts, income or profits of such Lender or the Agent or its franchise tax), or
(f)    materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or
(g)    impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or
(h)    impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, a Letter of Credit or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:
(i)    to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans, the Letters of Credit or such Lender’s Commitment, or
(ii)    to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans or the Letters of Credit, or
(iii)    to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will (and as to clauses (a) and (b) above, subject to the provisions of §4.4), within thirty (30) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall reasonably determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. For the avoidance of doubt, the provisions of this §4.9 shall not apply with respect to Taxes, which shall be governed by §4.4(b) and §4.4(c).
§4.10    Capital Adequacy. If after the date hereof any Lender determines that (a) as a result of a Change in Law, or (b) compliance by such Lender or its parent bank holding company with any directive of any such entity regarding liquidity or capital adequacy (which is generally applicable to all lenders and not primarily or solely applicable to Lender), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans or participate in Letters of Credit hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof. The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is reasonably determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender.
§4.11    Breakage Costs. Borrower shall pay all Breakage Costs required to be paid by them pursuant to this Agreement and incurred from time to time by any Lender within fifteen (15) days from receipt of written notice from Agent, or such earlier date as may be required by this Agreement.
§4.12    Default Interest; Late Charge. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to four percent (4.0%) above the interest rate that would otherwise be in effect hereunder (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment). In addition, the Borrower shall pay a late charge equal to four percent (4.0%) of any amount of interest and/or principal payable on the Loans (other than amounts due on the Maturity Date or as a result of acceleration), which is not paid by the Borrower within ten (10) days of the date when due.
§4.13    Certificate. A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be prima facie evidence of the amount due. A Lender shall be entitled to reimbursement under §4.9, or §4.10 from and after notice to Borrower that such amounts are due given in accordance with §4.9 or §4.10 and for a period of ninety (90) days prior to receipt of such notice.
§4.14    Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This Section shall control all agreements between or among the Borrower, the Lenders and the Agent.
§4.15    Certain Provisions Relating to Increased Costs and Non-Funding Lenders. If a Lender gives notice of the existence of the circumstances set forth in §4.7 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10, then, upon the request of the Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonable and necessary costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender (a) has given notice of the existence of the circumstances set forth in §4.7 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10 and following the request of Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”) or (b) has failed to make available to Agent its pro rata share of any Loan or participation in a Letter of Credit or Swing Loan and such failure has not been cured (a “Non-Funding Lender”), then, within ninety (90) days after such notice or request for payment or compensation or failure to fund, as applicable, Borrower shall have the right as to such Affected Lender or Non-Funding Lender, as applicable, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender or Non-Funding Lender, within ninety (90) days of receipt of such notice or failure to fund, as applicable, to elect to cause the Affected Lender or Non-Funding Lender, as applicable, to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender or Non-Funding Lender, as applicable (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s or Non-Funding Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender or Non-Funding Lender, as applicable, the Affected Lender’s or Non-Funding Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender or Non-Funding Lender, as applicable, shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s or Non-Funding Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Affected Lender or Non-Funding Lender, as applicable, including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.
§5.    COLLATERAL SECURITY.
§5.1    Collateral. The Obligations and the Hedge Obligations shall be secured by a perfected first priority lien and security interest to be held by the Agent for the benefit of the Lenders on the Collateral, pursuant to the terms of the Security Documents.
§5.2    Appraisals; Adjusted Value.
(h)    The Agent may, for the purpose of determining the current Appraised Value of the Collateral Properties, obtain new Appraisals or an update to existing Appraisals with respect to such property, or any of them, as the Agent shall determine (i) at any time that the regulatory requirements of any Lender generally applicable to real estate loans of the category made under this Agreement as reasonably interpreted by such Lender shall require more frequent Appraisals, or (ii) at any time following a Default or Event of Default. The reasonable expense of such Appraisals and/or updates performed pursuant to this §5.2(a) shall be borne by the Borrower and payable to Agent within ten (10) days of demand, provided that prior to an Event of Default, the Borrower shall not be required to pay for any appraisal more than once in any twelve-month period.
(i)    The Borrower acknowledges that the Agent has the right to reasonably approve any Appraisal performed pursuant to this Agreement. The Borrower further agrees that the Lenders and Agent do not make any representations or warranties with respect to any such Appraisal and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or the Borrower’s idea of the value of such property.
§5.3    Addition of Collateral Properties.
(j)    After the Effective Date, Borrower shall have the right, subject to the consent of the Agent and the Required Lenders and the satisfaction by Borrower of the conditions set forth in this §5.3, to add Potential Collateral to the Collateral. In the event Borrower desires to add additional Potential Collateral as aforesaid, Borrower shall provide written notice to the Agent of such request (which the Agent shall promptly furnish to the Lenders), together with all documentation and other information reasonably required to permit the Agent to determine whether such Real Estate is Eligible Real Estate (which the Agent shall promptly furnish to any Lender requesting same). No Potential Collateral shall be included as Collateral unless and until the following conditions precedent shall have been satisfied:
(i)    the proposed Real Estate shall be Eligible Real Estate;
(ii)    the owner of the Eligible Real Estate (to the extent not already party to this Agreement) shall have executed a Joinder Agreement and satisfied the conditions of §5.5;
(iii)    Borrower or the owner of the Eligible Real Estate shall have executed and delivered to the Agent all Eligible Real Estate Qualification Documents, all of which instruments, documents or agreements shall be in form and substance reasonably satisfactory to the Agent and the Lenders together with an executed Borrowing Base Availability Certificate in the form of Exhibit F and an executed Compliance Certificate in the form of Exhibit G ;
(iv)    after giving effect to the inclusion of such Potential Collateral in connection with each requested Advance, each of the representations and warranties made by or on behalf of the Borrower or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which it was made and shall also be true as of the time of the addition (or any replacement) of Collateral Properties, with the same effect as if made at and as of that time (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), except where the failure of any representation to be true and correct is not reasonably likely to have a Material Adverse Effect and no Default or Event of Default shall have occurred and be continuing, and the Agent shall have received a certificate of Borrower to such effect;
(v)    Approval of the inclusion of such Eligible Real Estate as a Collateral Property by the Agent and the Required Lenders.
Notwithstanding the foregoing, in the event such Subsidiary Guarantor Collateral or Potential Collateral does not qualify as Eligible Real Estate, so long as the conditions set forth in clauses (ii) and (iv) of this §5.3 have been satisfied, such Subsidiary Guarantor Collateral or Potential Collateral shall be included as Collateral and constitute Eligible Real Estate so long as the Agent shall have received the prior written consent of each of the Lenders to the inclusion of such Real Estate as a Collateral Property.
§5.4    Release of Collateral Property. Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this §5.4 including any paydown of the Loans in connection with the transactions contemplated by this §5.4), the Agent shall release a Collateral Property from the lien or security title of the Security Documents encumbering the same upon the request of Borrower subject to and upon the following terms and conditions:

(a)    The Borrower shall have provided the Agent with written notice of its intention to remove any specified Collateral Property from the Collateral at least five (5) Business Days prior to the requested release (which notice may be revoked by the Borrower at any time);
(b)    Borrower shall submit to the Agent with such request an executed Borrowing Base Availability Certificate in the form of Exhibit F and a Compliance Certificate prepared using the financial statements of Borrower most recently provided or required to be provided to the Agent under §6.4 or §7.4 adjusted in the best good faith estimate of Borrower solely to give effect to the proposed release and demonstrating that no Default or Event of Default with respect to the covenants referred to therein shall exist after giving effect to such release and if the Borrower would not be in compliance, then any reduction in the outstanding amount of the Loans in connection with such release;
(c)    all release documents to be executed by the Agent shall be in form and substance reasonably satisfactory to the Agent;
(d)    Borrower shall pay all reasonable costs and expenses of the Agent in connection with such release, including without limitation, reasonable attorney’s fees; and
(e)    Borrower shall pay to the Agent for the account of the Lenders any payment required to comply with §3.2, which payment shall be applied to reduce the outstanding principal balance of the Loans as provided in §3.2.
§5.5    Additional Guarantors. As and to the extent that Borrower shall (a) request that certain Real Estate of a Subsidiary of Borrower be included as a Collateral Property in connection with the request of any Loan as contemplated by §5.3 and such Real Estate is approved for inclusion as a Collateral Property in accordance with the terms hereof, or (b) organize or acquire a new Material Subsidiary, or upon any Excluded Subsidiary no longer qualifying as an Excluded Subsidiary, the Borrower shall cause each such Subsidiary to execute and deliver to Agent a Joinder Agreement, and such Subsidiary shall become a Guarantor hereunder. Each such Subsidiary shall be authorized, in accordance with its respective organizational documents, to be a Guarantor hereunder and to execute such Security Documents as Agent may require. Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to Loan Parties to be true and correct with respect to each such Subsidiary. In connection with the delivery of such Joinder Agreement, Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.
§5.6    Release of Certain Subsidiary Guarantors. In the event that all Collateral Properties owned by a Subsidiary Guarantor shall have been released as Collateral for the Obligations and Hedge Obligations in accordance with the terms of this Agreement and such Subsidiary then constitutes an Excluded Subsidiary, then such Subsidiary Guarantor shall be released by Agent from liability under this Agreement.

§6.    REPRESENTATIONS AND WARRANTIES.
The Loan Parties represent and warrant to the Agent and the Lenders as follows, each as of the Effective Date hereof, and as of the date of a request for a funding of any Loan hereunder:
§6.1    Corporate Authority, Etc.
(j)    Incorporation; Good Standing. Borrower is a Virginia limited partnership duly organized pursuant to its articles of organization or formation filed with the Virginia Secretary of State, and is validly existing and in good standing under the laws of Virginia. REIT is a Maryland corporation duly incorporated pursuant to its articles of incorporation filed with the Maryland Secretary of State, and is validly existing and in good standing under the laws of Maryland. Each of Borrower and each Guarantor (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdictions where the Collateral Properties owned or leased by it are located and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.
(k)    Subsidiaries. Each of the Subsidiary Guarantors and each of the Subsidiaries of the Borrower (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where a Collateral Property owned or leased by it is located to the extent required to do so under applicable law (to the extent required by applicable law) and in each other jurisdiction where a failure to be so qualified could have a Material Adverse Effect.
(l)    Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Loan Parties is a party and the transactions contemplated hereby and thereby (i) are within the authority of the Loan Parties, (ii) have been duly authorized by all necessary actions on the part of the Loan Parties, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any Loan Party is subject or any judgment, order, writ, injunction, license or permit applicable to any Loan Party, except as would not reasonably be expected to result in a Material Adverse Effect, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, any Loan Party or any of its properties where, in the case of any agreement or other instrument binding upon any Loan Party or any of its properties, any conflict or default would not reasonably be expected to have a Material Adverse Effect, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of any Loan Party other than the liens and encumbrances in favor of Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to Agent or except as would not reasonably be expected to result in a Material Adverse Effect.

(m)    Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which any of the Loan Parties is a party are valid and legally binding obligations of the Loan Parties enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.
§6.2    Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained and the filing of the Security Documents in the appropriate records office with respect thereto, in each case, except as would not reasonably be expected to result in a Material Adverse Effect.
§6.3    Title to Collateral Properties. Except as indicated on Schedule 6.3 hereto or other adjustments that are not material in amount, Subsidiary Guarantors own or lease the Collateral Property subject to no rights of others, including any mortgages, leases pursuant to which Subsidiary Guarantors or any of their Affiliates is the lessee, conditional sales agreements, title retention agreements, liens or other monetary encumbrances except Permitted Liens.
§6.4    Financial Statements. REIT has furnished to Agent: (a) the consolidated balance sheet of REIT and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow for the most recent period then ended (and available) certified by an Authorized Officer or the chief financial or accounting officer of REIT, (b) as of the Effective Date, an unaudited statement of net operating income for each of the Collateral Properties (if any) for the most recent period then ended (and available) certified by the chief financial or accounting officer of Borrower as fairly presenting in all material respects the net operating income for such parcels for such periods, and (c) certain other financial information relating to the Loan Parties and the Real Estate (including, without limitation, the Collateral Properties). Such balance sheet and statements have been prepared in accordance with generally accepted accounting principles and fairly present in all material respects the consolidated financial condition of the REIT and its Subsidiaries as of such dates and the consolidated results of the operations of the REIT and its Subsidiaries for such periods.
§6.5    No Material Changes. Since the later of Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4, as applicable, except as otherwise disclosed to Agent, there has occurred no materially adverse change in the financial condition, or business of the Loan Parties, and their respective Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of the REIT as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the calendar year then ended, other than changes that have not and could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, prospects, operations or business activities of any of the Collateral Properties from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had a Material Adverse Effect.
§6.6    Franchises, Patents, Copyrights, Etc. The Loan Parties possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. None of the Collateral Properties is owned or operated under or by reference to any registered or protected trademark, trade name, service mark or logo, except where such failure or conflict would not reasonably be expected to have a Material Adverse Effect.
§6.7    Litigation. As of the date hereof, except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Loan Parties threatened against any Loan Party before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, or which if adversely determined could reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.7, there are no judgments, final orders or awards outstanding against or affecting a Loan Party or any Collateral Property individually or in the aggregate in excess of $100,000.
§6.8    No Material Adverse Contracts, Etc. None of the Loan Parties is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. None of the Loan Parties is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.
§6.9    Compliance with Other Instruments, Laws, Etc. None of the Loan Parties or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.
§6.10    Tax Status. Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower (a) has made or filed all federal and state income and all other Tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all Taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings or for which the Borrower or its Subsidiaries, as applicable has set aside on its books provisions reasonably adequate for the payment of such Taxes, and (c) has made provisions reasonably adequate for the payment of all accrued Taxes not yet due and payable. Except as would not reasonably be expected to result in a Material Adverse Effect, there are no unpaid Taxes claimed by the taxing authority of any jurisdiction to be due by the Loan Parties or their respective Subsidiaries, the officers or partners of such Person know of no basis for any such claim, and as of the Closing Date, there are no audits pending or to the knowledge of Loan Parties threatened with respect to any Tax returns filed by Loan Parties or their respective Subsidiaries. The taxpayer identification number for Borrower is 32-0383455.
§6.11    No Event of Default. No Default or Event of Default has occurred and is continuing.
§6.12    Investment Company Act. None of the Loan Parties or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.
§6.13    Absence of UCC Financing Statements, Etc. Except with respect to Permitted Liens or as disclosed on the lien search reports delivered to and approved by the Agent, there is no financing statement (but excluding any financing statements that may be filed against the Borrower or any Subsidiary Guarantor without the consent or agreement of such Persons), security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any applicable filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any Collateral.
§6.14    Setoff, Etc. The Collateral and the rights of the Agent and the Lenders with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses by the Loan Parties or any of their Subsidiaries or Affiliates or, to the best knowledge of Loan Parties, any other Person other than Permitted Liens described in §8.2(i)(A), (vii) and (viii).
§6.15    Certain Transactions. Except as disclosed on Schedule 6.15 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of any Subsidiary Guarantor is, nor shall any such Person become, a party to any transaction with any Loan Party (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Loan Parties, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to the Subsidiary Guarantors than those that would be obtained in a comparable arms-length transaction.
§6.16    Employee Benefit Plans. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and each ERISA Affiliate that is subject to ERISA has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under §412 of the Code in respect of any Multiemployer Plan or Guaranteed Pension Plan or (b) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under §4007 of ERISA. Neither the Borrower nor any ERISA Affiliate has failed to make any contribution or payment to any Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Multiemployer Plan or Guaranteed Pension Plan, which has resulted or would reasonably be expected to result in the imposition of a Lien. None of the Collateral Properties constitutes a “plan asset” of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan in each case, that is subject to ERISA.
§6.17    Disclosure. All of the representations and warranties made by Loan Parties in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects. All information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by any Loan Party (other than projections and estimates), is and will be, to the best of the Borrower’s or REIT’s knowledge, true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading when taken as a whole. The written information, reports and other papers and data with respect to the Loan Parties, any Subsidiary or the Collateral Properties (other than projections and estimates) furnished to the Agent or the Lenders by the Borrower or REIT in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrower’s counsel or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Loan Parties (except to the extent the related assumptions were when made manifestly unreasonable) except to the extent that any of the foregoing would not reasonably be expected to have a Material Adverse Effect.
§6.18    Trade Name; Place of Business. No Borrower uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents. The principal place of business of the Borrower is 2529 Virginia Beach Boulevard, Virginia Beach, VA 23452.
§6.19    Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.
§6.20    Environmental Compliance. Except as set forth on Schedule 6.20 or as specifically set forth in the written environmental site assessment reports of the Environmental Engineer provided to the Agent on or before the date hereof, or in the case of Collateral Property acquired after the date hereof, the environmental site assessment reports with respect thereto provided to the Agent, makes the following representations and warranties:
(a)    None of the Collateral Properties, nor to Borrower’s knowledge, any tenant or operations thereon, is in violation, or alleged violation, of any Environmental Law, which violation would reasonably be expected to have a Material Adverse Effect.
(b)    None of the Loan Parties has received written notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted, or has demanded that any Loan Party conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages in connection with the release of Hazardous Substances, which in the case of any of the matters set forth in this §6.20(b) involves a Collateral Property and would reasonably be expected to have a Material Adverse Effect.
(c)    (i) No portion of the Collateral Properties is used for the handling, processing, storage or disposal of Hazardous Substances except in compliance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Collateral Properties except those which are being operated and maintained, and, if required, remediated, in compliance with Environmental Laws; (ii) in the course of any business activities conducted by the Borrower, their respective Subsidiaries or, to the Borrower’s actual knowledge, the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on the Collateral Properties except in the ordinary course of Loan Party’s or its tenants’ and operators’ business and in compliance with applicable Environmental Laws; (iii) to Borrower’s actual knowledge, there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than in reasonable quantities to the extent necessary in the ordinary course of operation of Loan Party’s, its tenants’ or operators’ business and, in any event, in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Collateral Properties, which Release would reasonably be expected to have a Material Adverse Effect; (iv) to Borrower’s knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Collateral Properties which, through soil or groundwater contamination, have come to be located on the Collateral Properties, and which would be reasonably anticipated to have a Material Adverse Effect; and (v) to Borrower’s actual knowledge, any Hazardous Substances that have been generated on any of the Collateral Properties have been transported off‑site in accordance with all applicable Environmental Laws and in a manner that would not reasonably be expected to have a Material Adverse Effect.

(d)    Except for such matters that shall be complied with as of the Effective Date, by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Mortgages or to the effectiveness of any other transactions contemplated hereby, none of the Loan Parties, nor the Collateral Properties will become subject to any applicable Environmental Law requiring the performance of environmental site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement pursuant to applicable Environmental Laws, which would reasonably be expected to have a Material Adverse Effect.
(e)    There are no existing or closed sanitary waste landfills, or hazardous waste treatment, storage or disposal facilities on the Collateral Properties except where such existence would not reasonably be expected to have a Material Adverse Effect.
(f)    The Loan Parties have not received any written notice from any party that any use, operation, or condition of any Collateral Properties has caused any adverse condition on any other property that would reasonably be expected to result in a claim under applicable Environmental Law that would have a Material Adverse Effect, nor does any Loan Party have actual knowledge of any existing facts or circumstances that could reasonably be expected to form the basis for such a claim.
§6.21    Subsidiaries; Organizational Structure. Schedule 6.21(a) sets forth, as of the Effective Date, all of the Subsidiary Guarantors, the form and jurisdiction of organization of each of their Subsidiaries, and the owners of the direct ownership interests therein. On the Effective Date, no Person owns any legal, equitable or beneficial interest in any of the Subsidiary Guarantors except as set forth on such Schedules. As of the Effective Date, the REIT owns 84.47% of the Equity Interests in the Borrower.
§6.22    Leases. The Loan Parties have delivered to the Agent true and complete copies of the Leases and any amendments thereto relating to each Collateral Property required to be delivered as a part of the Eligible Real Estate Qualification Documents as of the date hereof. An accurate and complete Rent Roll in all material respects as of the date of inclusion of each Collateral Property in the Collateral with respect to all Leases of any portion of the Collateral Property has been provided to the Agent. The Leases previously delivered to Agent as described in the preceding sentence constitute as of the date thereof the sole material agreements relating to leasing or licensing of space at such Collateral Property and in the Building relating thereto. No tenant under any Lease is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments or lease buy-outs, except as reflected in such Leases or such Rent Roll. Except as set forth in Schedule 6.22, the Leases reflected therein are, as of the date of inclusion of the applicable Collateral Property in the Collateral, in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor are there any material defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder, and except as reflected in Schedule 6.22, no Borrower has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the best of the knowledge and belief of the Loan Parties, there is no basis for any such claim or notice of default by any tenant except in the case of any of the foregoing, those matters which would not result in a Material Adverse Effect. No Borrower knows of any condition which with the giving of notice or the passage of time or both would constitute a default on the part of any tenant with respect to the material terms under a Lease or of the respective Borrower as landlord under the Lease, which would result in a Material Adverse Effect. No security deposit or advance rental or fee payment (more than 2 months in advance) has been made by any lessee or licensor under the Leases except as may be specifically designated in the copies of the Leases furnished to the Agent or as otherwise disclosed to Agent in writing. No property other than the Collateral Property which is the subject of the applicable Lease is necessary to comply with the requirements (including, without limitation, parking requirements) contained in such Lease.
§6.23    Property. Except as set forth in Schedule 6.23 or as set forth in the written engineer reports provided to Agent on or before the date hereof or in connection with the inclusion of any applicable Collateral Property, all of the Collateral Properties, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear, except for such portion of such Real Estate which is not occupied by any tenant and which may not be in final working order pending final build-out of such space except where such defects have not had and could not reasonably be expected to have a Material Adverse Effect. Each of the Collateral Properties, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands, tidelands, and Environmental Laws except in cases that would not reasonably cause a Material Adverse Effect. All water, sewer, electric, gas, telephone and other utilities necessary for the use and operation of the Collateral Property are installed to the property lines of the Collateral Property through dedicated public rights of way or through perpetual private easements with respect to which the applicable Mortgage creates a valid and enforceable first lien subject to Permitted Liens and, except in the case of drainage facilities, are connected to the Building located thereon with valid permits and are adequate to service the Building in compliance with applicable law, and except where the failure of any of the foregoing could not reasonably be expected to have a Material Adverse Effect. There are no material unpaid or outstanding real estate or other taxes or assessments on or against any of the Collateral Properties which are payable by any Loan Party (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement). Except as otherwise disclosed to Agent in writing, there are no pending, or to the knowledge of Loan Parties threatened or contemplated, eminent domain proceedings against any of the Collateral Properties. Except as otherwise disclosed to Agent in writing, none of the Collateral Properties is now damaged as a result of any fire, explosion, accident, flood or other casualty. Except as otherwise disclosed to Agent in writing, none of the Loan Parties has received any outstanding notice from any insurer or its agent requiring performance of any work with respect to any of the Collateral Properties or canceling or threatening to cancel any policy of insurance, and each of the Collateral Properties complies with the material requirements of all of the Borrower’s insurance carriers, except where any of the foregoing would not reasonably be expected to have a Material Adverse Effect. Except as otherwise disclosed to Agent, the Loan Parties have no Management Agreements for any of the Collateral Properties. To the best knowledge of the Loan Parties, there are no materials claims or any bases for material claims in respect of any Collateral Property or its operation by any party to any service agreement or Management Agreement, that would have a Material Adverse Effect. No person or entity has any right or option to acquire any Collateral Property or any Building thereon or any portion thereof or interest therein, except for certain tenants pursuant to the terms of their Leases with Subsidiary Guarantors.
§6.24    Brokers. None of the Loan Parties nor any of their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.
§6.25    Other Debt. None of the Loan Parties is a party to or bound by any agreement, instrument or indenture that requires the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of any Loan Party. Schedule 6.25 hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrower or their respective properties and entered into by the Loan Parties as of the date of this Agreement with respect to any Indebtedness of the Loan Parties, excluding, as to the Borrower and REIT, any customary non-recourse carve out guaranties or environmental indemnification agreements.
§6.26    Solvency. As of the Effective Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, and, including, without limitation the provisions of §37 hereof, no Loan Party is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, each Loan Party is able to pay its debts as they become due, and each Loan Party has sufficient capital to carry on its business.
§6.27    No Bankruptcy Filing. As of the Effective Date, no Loan Party is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and the Loan Parties have no knowledge of any Person contemplating the filing of any such petition against it.
§6.28    No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by any Loan Party with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.
§6.29    Transaction in Best Interests of Loan Parties; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of each Loan Party. The direct and indirect benefits to inure to the Loan Parties pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Loan Parties pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to be a guarantor of the

Loan, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower to have available financing to conduct and expand its business. The Loan Parties further acknowledge and agree that the Loan Parties constitute a single integrated and common enterprise and that each receives a benefit from the availability of credit under this Agreement.
§6.30    OFAC. Neither the REIT, nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any director, officer or employee thereof, is an individual or entity that is, or is owned or controlled directly by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.. To the Borrower's knowledge, the REIT and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws. In addition, Loan Parties hereby agree to provide to the Lenders any additional information that a Lender reasonably deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.
§6.31    REIT STATUS. The REIT is qualified to elect or has elected status as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of the REIT as a real estate investment trust.
§7.    AFFIRMATIVE COVENANTS.
The Loan Parties covenant and agree that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans:
§7.1    Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents in accordance with the terms hereof.
§7.2    Maintenance of Office. The Loan Parties will maintain their respective chief executive office at 2529 Virginia Beach Boulevard, Virginia Beach, VA 23452, or at such other place in the United States of America as the Loan Parties shall designate upon prompt written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Loan Parties in respect of the Loan Documents may be given or made.
§7.3    Records and Accounts. The Loan Parties will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP (in each case, in all material respects) and (b) make adequate provision for the payment of all Taxes (including income taxes). Neither any Loan Party nor any of their respective Subsidiaries shall, without the prior written consent of the Agent (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4 (unless required by GAAP or other applicable accounting standards), or (y) change its fiscal year.
§7.4    Financial Statements, Certificates and Information. Borrower will deliver or cause to be delivered to the Agent with sufficient copies for each of the Lenders which the Agent shall promptly deliver to each of the Lenders:
(a)    Not later than 15 days following the filing of REIT’s Form 10K with the Securities and Exchange Commission for each fiscal year, but in any event not later than one hundred twenty (120) days after the end of each calendar year, the audited Consolidated balance sheet of the REIT and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by an Authorized Officer or the chief financial officer or accounting officer of the REIT that the information contained in such financial statements fairly presents in all material respects the financial position of the REIT and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by Cherry Bekaert LLP or another nationally recognized accounting firm, and any other information the Agent may reasonably request to complete a financial analysis of Borrower and its Subsidiaries;
(b)    Not later than 15 days following the filing of REIT’s Form 10Q with the Securities and Exchange Commission for the first three fiscal quarters, but in any event not later than sixty (60) days after the end of each calendar quarter (or 90 days in the case of fiscal year end) of each year, copies of the unaudited consolidated balance sheet of the REIT and its Subsidiaries and the Borrower and its Subsidiaries as at the end of such quarter, and the related unaudited consolidated statements of income and cash flows for the portion of the REIT’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by an Authorized Officer or the chief financial officer or accounting officer of REIT that the information contained in such financial statements fairly presents in all material respects the financial position of the REIT and its Subsidiaries on the date thereof (subject to year-end adjustments);
(c)    simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above an executed Borrowing Base Availability Certificate in the form of Exhibit F and a statement (a “Compliance Certificate”) certified by an Authorized Officer or the chief financial officer or chief accounting officer of REIT in the form of Exhibit G hereto (or in such other form as the Agent may reasonably approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9. REIT shall submit with the Compliance Certificate a Borrowing Base Availability Certificate in the form of Exhibit F attached hereto pursuant to which the REIT shall calculate the amount of the Borrowing Base Availability as of the end of the immediately preceding calendar quarter. All income, expense, debt and value associated with Real Estate or other Investments disposed of during any quarter will be eliminated from calculations, where applicable. The Compliance Certificate shall be accompanied by copies of the statements of Net Operating Income for such calendar quarter for each of the Collateral Properties, prepared on a basis consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Agent, together with a certification by an Authorized Officer or the chief financial officer or chief accounting officer of REIT that the information contained in such statement fairly presents in all material respects Net Operating Income of the Collateral Properties for such periods;
(d)    simultaneously with the delivery of the financial statements referred to in clause (a) above, the statement of all contingent liabilities involving amounts of $1,000,000 or more of the Loan Parties which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit, but excluding any customary carve-out guaranties and environmental indemnities);
(e)    simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, (i) a Rent Roll for each of the Collateral Properties and a summary thereof in form reasonably satisfactory to Agent as of the end of each calendar quarter (including the fourth calendar quarter in each year), (ii) an operating statement for each of the Collateral Properties for each such calendar quarter and year to date and a consolidated operating statement for the Collateral Properties for each such calendar quarter and year to date (such statements and reports to be in form reasonably satisfactory to Agent), including (if requested by Agent) a receivables aging report, and (iii) a copy of each Lease or material amendment to any Lease entered into with respect to a Collateral Property during such calendar quarter (including the fourth calendar quarter in each year);
(f)    simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, upon request by Agent, a statement (i) listing the Real Estate owned by the Loan Parties and their Subsidiaries (or in which the Loan Parties or their Subsidiaries owns an interest) and stating the location thereof and the date acquired.
(g)    Intentionally Deleted.
(h)    by the later of (i) January 31 of each year or (ii) fifteen (15) days after such budget is adopted and agreed upon by the applicable Subsidiary Guarantor, a budget for each Collateral Property for such calendar year;
(i)    evidence reasonably satisfactory to Agent of the timely payment of all real estate taxes for the Collateral Properties;
(j)    from time to time such other financial data and information in the possession of the Borrower or their respective Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against the Loan Parties and any settlement discussions relating thereto (unless the Borrower in good faith believe that such disclosure could result in a waiver or loss of attorney work product, attorney-client or any other applicable privilege), property inspection and environmental reports with respect to the Collateral Properties and information as to zoning and other legal and regulatory changes affecting the Collateral Properties) as the Agent may reasonably request.

Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent or made available to Agent pursuant to an accessible website and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof or access to the website containing such material. Upon the request of Agent, Borrower shall deliver paper copies thereof to Agent and the Lenders. Borrower authorizes Agent and Arranger to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and the Borrower releases Agent and the Lenders from any liability in connection therewith (other than the liability based on Agent’s gross negligence or willful misconduct).
§7.5    Notices.
(k)    Defaults. The Loan Parties will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any written notice in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which any Loan Party is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Loan Parties shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.
(l)    Environmental Events. The Loan Parties will give notice to the Agent within five (5) Business Days of becoming aware of (i) any known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that any Loan Party reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any written inquiry, proceeding, or investigation, including a written notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in the case of either clauses (i) – (iii) above involves any Collateral Property and would reasonably be expected to have a Material Adverse Effect, or materially adversely affect the Agent’s liens or security title on the Collateral pursuant to the Security Documents.
(m)    Notification of Claims Against Collateral. The Loan Parties will give notice to the Agent in writing within five (5) Business Days of becoming aware of any material setoff, claims (including, with respect to the Collateral Property, environmental claims), withholdings or other defenses to which any of the Collateral, or the rights of the Agent or the Lenders with respect to the Collateral, are subject, which could have a Material Adverse Effect.
(n)    Notice of Litigation and Judgments. The Loan Parties will give notice to the Agent in writing within five (5) Business Days of becoming aware of any pending litigation and proceedings affecting any Loan Party or to which any Loan Party is a party involving an uninsured claim against any Loan Party that could either cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Loan Parties will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any single judgment not covered by insurance, whether final or otherwise, against any Loan Party or any of their respective Subsidiaries in an amount in excess of $5,000,000.
(o)    ERISA. The Loan Parties will give notice to the Agent within ten (10) Business Days after the Loan Parties or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in §4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice (including any received from the trustee of a Multiemployer Plan) of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan, in each case if such event or occurrence would reasonably be expected to have a Material Adverse Effect.
(p)    Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.
§7.6    Existence; Maintenance of Properties.
(i)    The Loan Parties will preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation. The Loan Parties will preserve and keep in full force all of their rights and franchises, the preservation of which is necessary to the conduct of their business, to the extent that the failure to do so could reasonably be expected to result in a Material Adverse Effect. Borrower shall continue to own directly or indirectly one hundred percent (100%) of Equity Interests in the Subsidiary Guarantors.
(j)    Each Loan Party (i) will cause all of the Collateral Properties to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements of such Collateral Property in each case under (i) or (ii) above in which the failure to do so would cause a Material Adverse Effect. Without limitation of the obligations of the Loan Parties under this Agreement with respect to the maintenance of the Collateral Properties, the Loan Parties shall promptly and diligently comply with the reasonably and necessary recommendations of the Environmental Engineer concerning the maintenance, operation or upkeep of the Collateral Properties contained in the building inspection and environmental reports delivered to the Agent or otherwise obtained by Loan Parties with respect to the Collateral Property, that are required by Environmental Laws.
§7.7    Insurance; Condemnation.
(a)    The Loan Parties will, at their expense, procure and maintain for the benefit of the Lenders and the Agent, insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates as are reasonably acceptable to the Agent, taking into consideration the property size, use, and location that a commercially prudent lender would require, providing the following types of insurance covering each Collateral Property:
(i)    All Risks” or “Special Form” property insurance, coverage from loss or damage arising from flood, earthquake, and acts of terrorism (with such coverage satisfactory to Agent), and comprehensive boiler and machinery (if applicable) or “breakdown” coverages) on each Building owned by a Subsidiary Guarantor in an amount not less than the full insurable replacement cost of each Building. As approved by Agent, flood, earthquake and boiler and machinery/breakdown coverages may be subject to sublimits less than the Building’s insurable replacement cost. Losses shall be valued on a replacement cost basis, and coinsurance (if any) shall be waived. The deductibles shall not to exceed $250,000 for physical damage, a 24-hour waiting period for business interruption and five percent (5%) of the insured value per location for earthquake or named windstorm. Full insurable replacement cost as used herein means the cost of replacing the Building (exclusive of the cost of excavations, foundations and footings below the lowest basement floor) without deduction for physical depreciation thereof;
(ii)    If not covered by or under the terms or provisions of the policies required in clause (i) above, during the course of construction or repair of any Building or of any renovations or repairs that are not covered by Borrower’s property insurance, the insurance required by clause (i) above shall be written on a builder’s risk, completed value, non-reporting form, with recovery not affected by interim reports of value submitted for premium accounting purposes, meeting all of the terms required by clause (i) above, covering the total value of work performed, materials, equipment, machinery and supplies furnished, existing structures, and temporary structures being erected on or near the Collateral Property, including coverage against collapse and damage during transit or while being stored off-site, and containing a soft costs (including loss of rents) coverage endorsement and a permission to occupy endorsement;
(iii)    If not insured by the flood insurance required under (i) above, flood insurance if at any time any Building is located in any federally designated “special hazard area” (including any area having special flood, mudslide and/or flood-related erosion hazards, and shown on a Flood Hazard Boundary Map or a Flood Insurance Rate Map published by the Federal Emergency Management Agency as Zone A, AO, Al-30, AE, A99, AH, VO, V1-30, VE, V, M or E), in an amount equal to the full replacement cost or the maximum amount then available under the National Flood Insurance Program;
(iv)    Rent loss insurance in an amount sufficient to recover at least the total estimated gross receipts from all sources of income, including without limitation, rental income, for the Collateral Property for a twelve (12) month period, including a provision for an extended period of indemnity of not less than one year;
(v)    Commercial general liability insurance against claims for bodily injury and property damage liability, on an occurrence basis, (including personal injury and advertising injury liability, contractual liability coverage, and completed operations coverage with a general aggregate limit of not less than $2,000,000, a completed operations aggregate limit of not less than $2,000,000, a combined single limit of not less than $1,000,000 per occurrence for bodily injury, and property damage liability, and a limit of not less than $1,000,000 for personal injury and advertising injury;
(vi)    Umbrella liability insurance with limits of not less than $10,000,000 to be in excess of the limits of the insurance required by clause (v) above, with coverage at least as broad as the primary coverages, with any excess liability insurance to be at least as broad as the coverages of the lead umbrella policy. All such policies shall include language to provide defense coverage obligations; and
(vii)    Such other insurance in such form and in such amounts as may from time to time be reasonably required by the Agent against other insurable hazards and casualties which at the time are commonly insured against in the case of properties of similar character and location to the Collateral Property.
The Loan Parties shall pay all premiums on insurance policies. The insurance policies with respect to all Collateral Property provided for in clauses (v), (vi) and (vii) shall name or contain provisions granting coverage to the Agent and each Lender as an additional insured and shall contain a cross liability/severability provisions. The insurance policies provided for in clauses (i), (ii) and (iii) above as to each Collateral Property shall name the Agent as mortgagee and loss payee, shall be first payable in case of loss to the Agent, and shall contain mortgage clauses and lender’s loss payable endorsements in form and substance acceptable to the Agent. The Borrower or the Subsidiary Guarantors shall deliver duplicate originals or certified copies of all such policies to the Agent, and the Borrower or the Subsidiary Guarantors shall promptly furnish to the Agent all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid. At least thirty (30) days prior to the expiration date of the policies, the Borrower or the Subsidiary Guarantors shall deliver to the Agent evidence of continued coverage, including a certificate of insurance, as may be reasonably satisfactory to the Agent; provided, however, if Borrower or the Subsidiary Guarantors are continuing insurance renewal negotiations at such date, then upon Agent’s request, Borrower or the Subsidiary Guarantors shall inform Agent in writing of the status of such insurance renewal negotiations and any anticipated or potential material changes in coverages, deductibles or limits at least thirty (30) days prior to the expiration date of such policies, and shall in any event provide evidence of extension, renewal or replacement prior to the expiration date of the current policies.
(b)    All policies required by clauses (i), (ii) and (iii), above shall contain standard mortgagee clauses or endorsements to the effect that (i) no act or omission of the Loan Parties or anyone acting for the Loan Parties (including, without limitation, any representations made in the procurement of such insurance), which might otherwise result in a forfeiture of such insurance or any part thereof, no occupancy or use of the Collateral Property for purposes more hazardous than permitted by the terms of the policy, and no foreclosure or any other change in title to the Collateral Property or any part thereof, shall affect the validity or enforceability of such insurance insofar as the Agent is concerned, (ii) such policies shall not be canceled or terminated prior to the scheduled expiration date thereof without the insurer thereunder giving at least thirty (30) days prior written notice except in cases of non-payment of premium, ten (10) days prior written notice, to the Agent, and (iii) that the Agent or the Lenders shall have the right but not any obligation to pay any premiums thereon or any assessments thereunder, and to file claims; and under all policies, (ii) the insurer waives any right of subrogation, (iii) such insurance is primary and without right of contribution from any other insurance which may be available.
(c)    The insurance required by this Agreement may be effected through a blanket policy or policies covering additional locations and property of the Loan Parties and other Persons not included in the Collateral Property, provided that such blanket policy or policies comply with all of the terms and provisions of this §7.7 and contain endorsements or clauses assuring that any claim recovery will not be less than that which a separate policy would provide, including, without limitation, a lender’s loss payable endorsement favoring the Agent with respect to property insurance and a per location aggregate that applies to the commercial general liability insurance.
(d)    All policies of insurance required by this Agreement shall be issued by companies authorized to do business in the State where the policy is issued and also in the States where the Collateral Property is located and having a rating in Best’s Key Rating Guide of at least “A” and a financial size category of at least “X.”
(e)    No Borrower shall carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement unless such insurance complies with the terms and provisions of this §7.7.
(f)    In the event of any loss or damage to the Collateral Property in excess of $1,000,000, the Borrower shall give prompt written notice to the insurance carrier and the Agent. Subject to the provisions of (g) below, each Loan Party hereby irrevocably authorizes and empowers the Agent, at the Agent’s option and in the Agent’s sole discretion or at the request of the Majority Lenders in their sole discretion, as its attorney in fact, to make proof of such loss, to appear in and prosecute any action arising from such insurance policies, to collect and receive Insurance Proceeds and Condemnation Proceeds, and to deduct therefrom the Agent’s reasonable expenses incurred in the collection of such Insurance Proceeds; provided, however, that so long as no Event of Default has occurred and is continuing and so long as the applicable Borrower shall in good faith diligently pursue such claim, (i) Agent agrees not to exercise (and the Majority Lenders shall not request Agent to exercise) the above-referenced authorization and empowerment as attorney in fact for the applicable Borrower, and (ii) the applicable Borrower may make proof of loss and appear in any proceedings or negotiations with respect to the adjustment of such claim, except that the applicable Borrower may not settle, adjust or compromise any such claim without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed; provided, further, that the applicable Borrower may, without the consent of Agent, make proof of loss and adjust and compromise any claim under casualty insurance policies which is in an amount less than $500,000 so long as no Event of Default has occurred and is continuing and so long as the applicable Borrower shall in good faith diligently pursue such claim. Subject to the provisions of (g) below, the Borrower and each Subsidiary Guarantor further authorizes the Agent, at the Agent’s option, to (i) apply the balance of such Insurance Proceeds and Condemnation Proceeds to the payment of the Obligations whether or not then due, or (ii) if the Agent shall require the reconstruction or repair of the Collateral Property, to hold the balance of such proceeds as trustee to be used to pay taxes, charges, sewer use fees, water rates and assessments which may be imposed on the Collateral Property which are then due and payable and the Obligations as they become due during the course of reconstruction or repair of the Collateral Property and to pay, in accordance with such terms and conditions as the Agent or other lenders of construction projects may prescribe, for the costs of reconstruction or repair of the Collateral Property, and upon completion of such reconstruction or repair to pay the excess to Borrower.
(g)    Notwithstanding the foregoing or anything to the contrary contained in the Mortgages, the Agent shall make Insurance Proceeds and Condemnation Proceeds available to the Borrower to reconstruct and repair the Collateral Property, in accordance with such customary terms and conditions as the Agent may reasonably prescribe in the Agent’s discretion for the disbursement of the proceeds, provided that (i) the cost of such reconstruction or repair is not estimated by the Agent to exceed twenty percent (20%) of the replacement cost of the damaged Building (as reasonably estimated by the Agent) or the applicable Borrower is required under any applicable lease to restore the property and the failure to do so would constitute a default under such lease, (ii) no Default or Event of Default shall have occurred and be continuing (other than any Event of Default occurring solely as a result of such casualty or condemnation), (iii) the Borrower shall have provided to the Agent additional cash security in an amount equal to the amount reasonably estimated by the Agent to be the amount in excess of such proceeds which will be required to complete such repair or restoration, (iv) the Agent shall have approved the plans and specifications, construction budget, construction contracts, and construction schedule for such repair or restoration and reasonably determined that the repaired or restored Collateral Property will provide the Agent with adequate security for the Obligations (which security should be deemed adequate if such security is substantially comparable to the security in place prior to such casualty or condemnation) (provided that the Agent shall not disapprove such plans and specifications if the Building is to be restored to substantially its condition immediately prior to such damage), (v) the Borrower shall have delivered to the Agent written agreements binding upon not less than fifty percent (50%) of the tenants or other parties having present or future rights to possession of any portion of the affected Collateral Property or having any right to require repair, restoration or completion of the Collateral Property or any portion thereof (determined by reference to those tenants in the aggregate occupying or having rights to occupy not less than fifty percent (50%) of the Net Rentable Area of the Building so damaged), agreeing upon a date for delivery of possession of the Collateral Property or their respective portions thereof, to permit time which is sufficient in the judgment of the Agent for such repair or restoration and approving the plans and specifications for such repair or restoration, or other evidence satisfactory to the Agent that none of such tenants or other parties may terminate their Leases as a result of such casualty or as a result of having a right to approve the plans and specifications for such repair or restoration, (vi) the Agent shall reasonably determine that such repair or reconstruction can be completed prior to the Revolving Credit Maturity Date, (vii) the Agent shall receive evidence reasonably satisfactory to it that any such restoration, repair or rebuilding complies in all respects with any and all applicable state, federal and local laws, ordinances and regulations, including without limitation, zoning laws, ordinances and regulations, and that all required permits, licenses and approvals relative thereto have been or will be issued in a manner so as not to materially impede the progress of restoration, (viii) the Agent shall receive customary evidence reasonably satisfactory to it that the insurer under such policies of fire or other casualty insurance does not assert any defense to payment under such policies against any Loan

Party or the Agent (or the Loan Parties shall have provided security for any amounts with respect to which the insurance carrier is asserting any defense to payment), and (ix) with respect to any Taking, Agent shall determine that following such repair or restoration there shall be no more than the lesser of (i) a twenty-five percent (25%) reduction in occupancy or rental income from the Collateral Property so affected by such specific condemnation or taking (excluding any proceeds from rental loss insurance or proceeds from such award allocable to rent) or (ii) a fifteen percent (15%) reduction in occupancy or in rental income from all of the Collateral Properties (excluding any proceeds from rental loss insurance or proceeds of such award allocable to rent), after giving effect to the current condemnation or taking and any previous condemnations or takings which may have occurred. Any excess Insurance Proceeds shall be paid to the Borrower, or if an Event of Default has occurred and is continuing (other than any Event of Default occurring solely as a result of such casualty or condemnation), such proceeds shall be applied to the payment of the Obligations, unless in either case by the terms of the applicable insurance policy the excess proceeds are required to be returned to such insurer. Any excess Condemnation Proceeds shall be applied to the payment of the Obligations. In no event shall the provisions of this section be construed to extend the Revolving Credit Maturity Date or to limit in any way any right or remedy of the Agent upon the occurrence of an Event of Default hereunder. If the Collateral Property is sold or the Collateral Property is acquired by the Agent, all right, title and interest of the Loan Parties in and to any insurance policies and unearned premiums thereon (other than in connection with any blanket policy) and in and to the proceeds thereof resulting from loss or damage to the Collateral Property prior to the sale or acquisition shall pass to the Agent or any other successor in interest to the Loan Parties or purchaser of the Collateral Property.
§7.8    Taxes; Liens. The Subsidiary Guarantors will duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon the Collateral Properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials or supplies, that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any of the Collateral or other property of a Subsidiary Guarantor, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding and such Subsidiary Guarantor or the Borrower shall have set aside on its books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, such Subsidiary Guarantor either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy. With respect to all other Real Estate of the Borrower and its Subsidiaries, the Borrower or such Subsidiary shall pay and discharge as the same shall become due and payable all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (b) the failure to do so would not have a Material Adverse Effect.

§7.9    Inspection of Collateral Properties and Books. The Loan Parties will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, at the Borrower’s expense (subject to the limitation set forth below) and upon reasonable prior notice, to visit and inspect any of the Collateral Properties during normal business hours, to examine the books of account of the Loan Parties (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Loan Parties with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay for such visits and inspections more often than once in any twelve (12) month period. The Agent and the Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of the Loan Parties and their respective Subsidiaries.
§7.10    Compliance with Laws, Contracts, Licenses, and Permits. The Loan Parties will comply in all respects with (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where a failure to so comply with any of clauses (i) through (v) could not reasonably be expected to have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Loan Parties or their respective Subsidiaries may fulfill any of its obligations hereunder, the Loan Parties or such Subsidiary will immediately take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof, except where the failure to obtain the foregoing could not reasonably be expected to have a Material Adverse Effect. The Loan Parties shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise Agent in writing in the event that any Loan Party shall determine that any investors in a Loan Party are in violation of such act.
§7.11    Further Assurances. The Loan Parties will cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents provided that such instrument and documents are consistent with the terms of the Loan Documents and do not impose any additional material obligations or expenses on the Loan Parties.
§7.12    Management. The Loan Parties shall not enter into any Management Agreement with a third-party manager for the Collateral Property, other than Wheeler Real Estate, LLC, an Affiliate of Borrower, without the prior written consent of the Agent (which shall not be unreasonably withheld), and after such approval, no such Management Agreement shall be modified in any material respect or terminated without Agent’s prior written approval, such approval not to be unreasonably withheld. Agent may condition any approval of a new manager upon the execution and delivery to Agent of collateral assignment of such Management Agreement to Agent and a subordination of the manager’s rights thereunder to the rights of the Agent and the Lenders under the Loan Documents. The Management Agreements described on Schedule 6.23 hereto relating to the existing Collateral Properties are approved by Agent.
§7.13    Leases of the Property. The Borrower will give notice to the Agent of any proposed new Major Lease or Major Lender Lease at any Collateral Property and shall provide to the Agent a copy of such proposed Lease and any and all material agreements or documents related thereto, current financial information for the proposed tenant and any guarantor of the proposed Lease and such other information as the Agent may reasonably request. No Loan Party will lease all or any portion of a Collateral Property pursuant to a Major Lease of a Major Lender Lease or amend, supplement or otherwise modify any material economic term of any Major Lease or Major Lender Lease, terminate or cancel, or accept the surrender of, or consent to the assignment or subletting of, or grant any material monetary concessions to or waive the performance of any material monetary obligations of any tenant, lessee or licensee under, any now existing or future Major Lease or Major Lender Lease without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Agent. If the Borrower submits to Agent a written request for approval with respect to a proposed Lease and/or any such action with respect to a Lease and Agent fails to approve or disapprove any such proposed Lease and/or any such action within ten (10) days after Agent receives from the Borrower such request together with a copy of the final version of such proposed Lease, as applicable, then the Borrower may provide to the Agent a second written request for approval with respect to a proposed Lease which includes the following in all capital, bolded, block letters on the first page thereof:
“THE FOLLOWING REQUEST REQUIRES A RESPONSE WITHIN TEN (10) DAYS OF RECEIPT. FAILURE TO DO SO WILL BE DEEMED AN APPROVAL OF THE REQUEST.”
and if the foregoing legend is included by the Borrower in its communication, the Agent shall be deemed to have approved or consented to such proposed Lease and/or such action if the Agent fails to object to such proposed Lease and/or such action within ten (10) days (without counting the day of receipt) of Agent’s receipt of such second notice.
Borrower shall cause each Major Tenant, to enter into a non-disturbance agreement in form and substance reasonably acceptable to the Agent and such Major Tenant with respect to each Major Lease, and Agent agrees, upon request, to enter into a non-disturbance agreement in form and substance reasonably acceptable to the Agent and any tenant and/or licensee, and the Borrower shall use its commercially reasonable efforts to provide a Subordination, Non-Distrubance and Attornment Agreement in form and substance reasonably acceptable to the Agent.
§7.14    Business Operations. The Borrower, each Guarantor and their Subsidiaries will not engage to any material extent in any business if, as a result, the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement.

§7.15    Registered Servicemark. Without prior written notice to the Agent, none of the Collateral Properties shall be owned or operated by the Loan Parties under any registered or protected trademark, tradename, servicemark or logo.
§7.16    Ownership of Real Estate. Without the prior written consent of Agent, all Real Estate and all interests (whether direct or indirect) of any Subsidiary Guarantor in any real estate assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by such Subsidiary Guarantor.
§7.17    Plan Assets. The Loan Parties will do, or cause to be done, all things necessary to ensure that none of the Collateral Properties will be deemed to be Plan Assets at any time.
§7.18    REIT Covenants. Borrower shall cause REIT to comply with the following covenants:
(a)    REIT will not make or permit to be made, by voluntary or involuntary means, any transfer or encumbrance of its interest in Borrower, or any dilution of its interest in Borrower such that the REIT will own less than 75% of the Equity Interests in the Borrower;
(b)    the REIT shall not dissolve, liquidate or otherwise wind‑up its business, affairs or assets;
(c)    the REIT will at all times comply with all applicable provisions of the Code necessary to allow the Trust to qualify for status as a real estate investment trust;
(d)    the common stock of REIT to at all times be listed for trading and be traded on the NASDAQ or another national exchange approved by Agent, unless otherwise consented to by the Majority Lenders.
§7.19    Collateral Properties. Without limiting the further covenants contained in the Security Documents, at all times the Borrower shall use commercially reasonable efforts to cause each Subsidiary Guarantor or the applicable tenant, to:
(g)    pay all real estate and personal property taxes, assessments, water rates or sewer rents, ground rents, maintenance charges, impositions, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Collateral Property, now or hereafter levied or assessed or imposed against any Collateral Property or any part thereof (except those which are being contested in good faith by appropriate proceedings diligently conducted where the failure to pay any of the foregoing could reasonably be expected to have a Material Adverse Effect).
(h)    promptly pay (or cause to be paid) when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with any Collateral Property (except those which are being contested in good faith by appropriate proceedings diligently conducted where the failure to pay any of the foregoing could reasonably be expected to have a Material Adverse Effect), and in any event never permit to be created or exist in respect of any

Collateral Property or any part thereof any other or additional Lien or security interest other than Liens permitted hereunder.
(i)    operate the Collateral Properties in a good and workmanlike manner and in all material respects in accordance with all Legal Requirements in accordance with the Borrower’s prudent business judgment, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
§8.    NEGATIVE COVENANTS.
The Loan Parties covenant and agree that, so long as any Loan or Note is outstanding or any of the Lenders has any obligation to make any Loans:
§8.1    Restrictions on Indebtedness.
The Loan Parties will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:
(i)    Indebtedness to the Lenders arising under any of the Loan Documents and Hedge Obligations to a Lender Hedge Provider;
(ii)    current liabilities incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;
(iii)    Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;
(iv)    Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;
(v)    endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
(vi)    Indebtedness incurred to any other landowners, government or quasi-government or entity or similar entity in the ordinary course of business in connection with the construction or development of any Real Estate, including, without limitation, subdivision improvement agreements, development agreements, reimbursement agreements, infrastructure development agreements, agreements to construct or pay for on-site or off-site improvements and similar agreements incurred in the ordinary course of business in connection with the development of Real Estate or construction of infrastructure in connection therewith;
(vii)    Indebtedness of the REIT and the Borrower with respect to customary Non-Recourse Exclusions and environmental indemnities in connection with Indebtedness permitted to be incurred by Subsidiaries; and

(viii)    Indebtedness of Borrower and REIT provided they remain in compliance with the covenants set forth in Article 9 after giving effect to the incurrence of such Indebtedness.
§8.2    Restrictions on Liens, Etc. The Loan Parties will not (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, negative pledge, charge, or other security interest of any kind upon (i) the Collateral Properties, (ii) any direct or indirect Equity Interests in a Loan Party held by the REIT or any Subsidiary, or (iii) any Subsidiary Guarantor’s material respective property or assets of any character whether now owned or hereafter acquired, or upon such Subsidiary Guarantor’s interest in the income or profits therefrom; (b) transfer any of their material property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever as to the Collateral Properties over any of their general creditors; (d) permit the Subsidiary Guarantors to sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (e) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations; (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Loan Parties may create or incur or suffer to be created or incurred or to exist:
(i)    Liens not yet due or payable on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not overdue by more than 60 days or are being contested in good faith and by appropriate proceedings diligently conducted with adequate reserves being maintained by the Borrower in accordance with GAAP or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents;
(ii)    deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;
(iii)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations,purchase and sale agreements, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(iv)    judgment liens and judgments that do not constitute an Event of Default;
(v)    Liens consisting of pledges of security interests in the ownership interests of any Subsidiary which is not a Loan Party or the direct or indirect owner of an interest in a Subsidiary Guarantor securing Indebtedness which is permitted by §8.1 or lien securing Indebtedness otherwise permitted herein;

(vi)    encumbrances on a Collateral Property consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which a Subsidiary Guarantor is a party, purchase money security interests and other liens or encumbrances, which do not individually or in the aggregate have a Material Adverse Effect; and
(vii)    Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations and the Hedge Obligations.
§8.3    Restrictions on Investments.
(k)    The Borrower shall not permit direct or indirect Investments by the Borrower or the REIT to be outstanding at any one time other than Investments in (1) Properties, including good faith deposits made in connection with the acquisition of Properties, (2) cash and Cash Equivalents, (3) deposit accounts and securities accounts maintained in the ordinary course of business and (4) in the type of assets and Investments described in (i) through (v) below, provided further that no Investments which exceed the following limits shall be permitted:
(i)    Investments in unimproved land exceeding five percent (5%) of Gross Asset Value;
(ii)     Investments in “ground up” construction and “ground up” development projects exceeding fifteen percent (15%) of Gross Asset Value;
(iii)    Debt Investments (including mezzanine debt and mortgage notes) exceeding five percent (5%) of Gross Asset Value;
(iv)    Investments in Real Estate which are not retail Properties exceeding ten percent (10%) of Gross Asset Value;
(v)    its Investments in Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates (including real estate funds or privately held companies) to exceed ten percent (10%) of Gross Asset Value; and
Notwithstanding the foregoing, in no event shall the aggregate value of the Investments of REIT described in §8.3(a)(i) through (iv) exceed twenty percent (20%) of Gross Asset Value at any time; provided, further, that a violation of the restrictions set forth in Section §8.3(a) (including the restriction set forth above in this sentence) shall not result in a Default hereunder, but the excess value of any such restricted Investment shall be excluded when calculating Gross Asset Value.
For the purposes of this §8.3, the Investment of Borrower or Subsidiary Guarantors in any non-Wholly Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of (i) such Person’s Equity Percentage of their Unconsolidated Affiliate’s Investment in undeveloped land; plus (ii) such Person’s Equity Percentage of any other Investments valued at the GAAP book value.

§8.4    Merger, Consolidation. Neither REIT nor any Loan Party will become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Majority Lenders except for (i) the merger or consolidation of one or more of the Subsidiaries of Borrower (other than any Subsidiary that is a Subsidiary Guarantor) with and into Borrower (it being understood and agreed that in any such event Borrower will be the surviving Person), (ii) the merger or consolidation of two or more Subsidiaries of Borrower, or (iii) in connection with the release of all Collateral owned by such Subsidiary Guarantor.
§8.5    Sanctions; Anti Corruption Laws. The Loan Parties will not, directly or indirectly, knowingly (a) use the proceeds of any Loan or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Agent, L/C Issuer, Swing Loan Lender, or otherwise) of Sanctions, or (b) use the proceeds of any Loan or Letter of Credit for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, and other similar anti-corruption legislation in other jurisdictions.
§8.6    Compliance with Environmental Laws. None of the Subsidiary Guarantors will do any of the following: (a) use any of the Collateral Properties or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of such Subsidiary Guarantor’s or its tenants’ business and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Collateral Properties any underground tank or other underground storage receptacle for Hazardous Substances except in material compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Collateral Properties except in material compliance with Environmental Laws, (d) conduct any activity at any Collateral Properties or use any Collateral Properties in any manner that would reasonably be expected to cause a Release of Hazardous Substances on, upon or into the Collateral Properties or any surrounding properties which would reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws) in connection with any Collateral Properties, except, any such use, generation, conduct or other activity described in clauses (a) to (e) of this §8.6 would not reasonably be expected to have a Material Adverse Effect.
The Subsidiary Guarantors shall:
(iv)    in the event of any change in applicable Environmental Laws governing the assessment, release or removal of Hazardous Substances with respect to any Collateral Property, take all reasonable action as required by such Laws, and

(v)    if any Release or disposal of Hazardous Substances which Subsidiary Guarantors are legally obligated to contain, correct or otherwise remediate shall occur or shall have occurred on any Collateral Property (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Collateral Property by the Subsidiary Guarantor), the relevant Borrower shall, after obtaining knowledge thereof, cause the performance of actions required by applicable Environmental Laws at the Collateral Property in material compliance with all applicable Environmental Laws; provided, that each of the Loan Parties shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage such event to the reasonable satisfaction of the Agent or has taken and is diligently pursuing a challenge to any such alleged legal obligation through appropriate administrative or judicial proceedings. The Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein.
At any time after an Event of Default shall have occurred hereunder, the Agent may at its election (and will at the request of the Majority Lenders) obtain such environmental assessments of any or all of the Collateral Properties prepared by an Environmental Engineer as may be reasonably necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at any such Collateral Property in a quantity or condition that is required to be contained, corrected or otherwise remediated by the owner or operator of the Collateral Property pursuant to applicable Environmental Laws and (ii) whether the use and operation of any such Collateral Property complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Majority Lenders shall have reasonable and objective grounds to believe that a Release or threatened Release of Hazardous Substances may have occurred at or from any Collateral Property which the owner or operator of such property would be obligated to contain, correct or otherwise remediate pursuant to applicable Environmental Laws, or that any of the Collateral Property is not in compliance with Environmental Laws to the extent required by the Loan Documents, Borrower shall promptly upon the request of Agent obtain and deliver to Agent such environmental assessments of such Collateral Property prepared by an Environmental Engineer as may be reasonably necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at such Collateral Property and (ii) whether the use and operation of such Collateral Property complies with all Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of such Collateral Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Collateral Property and the use and operation thereof with all applicable Environmental Laws. All reasonable expenses of environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrower.
§8.7    Distributions. No Loan Party shall permit the REIT to make directly or indirectly any Distributions if a Default or an Event of Default is in existence, other than Distributions of such amounts as are necessary for the REIT to maintain its status as a real estate investment trust.

§8.8    Asset Sales. The Subsidiary Guarantors will not sell, transfer or otherwise dispose of any material asset other than pursuant to a bona fide arm’s length transaction, and subject in all instances to §5.4 hereof.
§8.9    Collateral Properties. Each Subsidiary Guarantor and its respective Subsidiaries shall not, nor shall they permit any other Subsidiary Guarantor or Subsidiary, directly or indirectly, to:
(a)    use or occupy or conduct any activity on, or knowingly permit the use or occupancy of or the conduct of any activity on any Collateral Properties by any tenant, in any manner which violates any Legal Requirement or which constitutes a public or private nuisance in any manner which would have a Material Adverse Effect or which makes void, voidable, or cancelable any insurance then in force with respect thereto or makes the maintenance of insurance in accordance with §7.7(a) commercially unreasonable (including by way of increased premium);
(b)    without the prior written consent of the Agent (which consent shall not be unreasonably withheld or delayed), except in connection with any construction, development or redevelopment of any real estate, initiate or permit any zoning reclassification of any Collateral Property or seek any variance under existing zoning ordinances applicable to any Collateral Property or in any event use or knowingly permit the use of any Collateral Property in such a manner which would result in such use becoming a nonconforming use under applicable zoning ordinances or other Legal Requirements if such nonconforming use would reasonably be expected to have a Material Adverse Effect;
(c)    without the prior written consent of Agent (which consent shall not be unreasonably withheld or delayed), except in connection with any construction, development or redevelopment of any real estate, (i) impose any material easement, restrictive covenant, or encumbrance upon any Collateral Property, other than the easements entered into the ordinary course of business and that would customarily be agreed to by a reasonably prudent land owner (ii) execute or file any subdivision plat or condominium declaration affecting any Collateral Property, or (iii) consent to the annexation of any Collateral Property to any municipality;
(d)    do any act, by any Loan Party which would reasonably be expected to materially decrease the value of any Collateral Property as reflected in the most-recent Appraisal (including by way of negligent act);
(e)    without the prior written consent of all the Lenders (which consent shall not be unreasonably withheld or delayed), take any affirmative action to permit any drilling or exploration for or extraction, removal or production of any mineral, hydrocarbon, gas, natural element, compound or substance (including sand and gravel) from the surface or subsurface of any Collateral Property regardless of the depth thereof or the method of mining or extraction thereof;
(f)    without the prior consent of the Lenders (which consent shall not be unreasonably withheld or delayed), surrender the leasehold estate created by any applicable Ground Lease (accepted by the Agent and the Lenders) respecting a Collateral Property or terminate or cancel any such Ground Lease or materially modify, change, supplement, alter, or amend any such Ground Lease, either orally or in writing.
§8.10    Derivatives Contracts No Subsidiary Guarantor shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Derivative Contracts made in the ordinary course of business and not prohibited pursuant to §8.1 which are not secured by any portion of the collateral granted to the Agent under any of the Loan Documents (other than Hedge Obligations).
§8.11    Transactions with Affiliates. No Subsidiary Guarantor shall permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any Subsidiary of Borrower), except (i) transactions in connection with the Management Agreements, (ii) transactions set forth on Schedule 6.15 attached, (iii) transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate and (iv) distributions permitted under §8.7 and Indebtedness permitted under §8.1(viii).
§8.12    Management Fees. Other than fees set forth on Schedule 8.14 attached hereto, Subsidiary Guarantors shall not pay, and shall not permit to be paid, any management fees or other payments under any Management Agreement for any Collateral Property (other than amounts which do not exceed the amount that would be payable to a third party manager) to any manager that is an Affiliate of the Borrower in the event that a Default or Event of Default shall have occurred and be continuing.
§9.    FINANCIAL COVENANTS.
The Borrower and the REIT covenant and agree that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans, they shall comply with the financial covenants set forth below. The Borrower’s and REIT’s compliance with the following covenants shall be tested quarterly, as of the close of each fiscal quarter.
§9.1    Maximum Consolidated Leverage Ratio. The REIT’s Consolidated Leverage Ratio shall not exceed sixty five percent (65%).
§9.2    Minimum Consolidated Fixed Charge Coverage Ratio. The REIT’s Consolidated Fixed Charge Coverage Ratio shall not be less than 1.0 to 1.0 at any date of determination commencing as of September 30, 2015, determined based on information for the most recent two (2) quarters annualized, such ratio to increase to 1.20 to 1.0 on March 31, 2016 and as of each quarter end thereafter.
§9.3    Minimum Debt Service Coverage Ratio. The REIT’s Consolidated Debt Service Ratio shall not be less than 1.0 to 1.0, at any date of determination, determined based on information for the most recent two (2) quarters annualized, such ratio to increase to 1.50 to 1.0 on March 31, 2016 and as of each quarter end thereafter.

§9.4    Minimum Consolidated Tangible Net Worth. The Consolidated Tangible Net Worth of the REIT and its respective Subsidiaries shall not be less than $118,000,000.00 plus eighty five percent (85%) of the aggregate proceeds received by the REIT or the Borrower (net of reasonable related fees and expenses) in connection with any offering of stock or other Equity Interests after the Effective Date.
§9.5    Liquidity. The unrestricted cash and Cash Equivalents of the REIT plus immediately available funds under this Agreement must equal at least Five Million Dollars ($5,000,000) at all times.
§9.6    Maximum Recourse Indebtedness. Recourse Indebtedness of the REIT and Borrower (excluding the Obligations) shall not exceed ten percent (10%) of Gross Asset Value on any date of determination.
§10.    CLOSING CONDITIONS.
The obligation of the Lenders to make Loans or include any Real Estate in the Collateral Properties shall be subject to the satisfaction of the following conditions precedent:
§10.1    Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Agent shall have received a fully executed counterpart of each such document.
§10.2    Certified Copies of Organizational Documents. The Agent shall have received from each Loan Party a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and in which the Collateral Properties are located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of such Loan Party, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.
§10.3    Resolutions. All action on the part of each Loan Party, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.
§10.4    Incumbency Certificate; Authorized Signers. The Agent shall have received from each Loan Party an incumbency certificate, dated as of the Effective Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from the Borrower a certificate, dated as of the Effective Date, signed by a duly authorized representative of Borrower and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of the Borrower under the Loan Documents.

§10.5    Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Effective Date from counsel to the Loan Parties in form and substance reasonably satisfactory to the Agent.
§10.6    Payment of Fees. The Borrower shall have paid to the Agent the fees payable pursuant to §4.2.
§10.7    Insurance. The Agent shall have received certificates evidencing that the Agent and the Lenders are named as mortgagee and additional insured, as applicable, on all policies of insurance as required by this Agreement or the other Loan Documents.
§10.8    Performance; No Default. The Loan Parties shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Effective Date, and on the Effective Date there shall exist no Default or Event of Default.
§10.9    Representations and Warranties. The representations and warranties made by the Loan Parties in the Loan Documents or otherwise made by or on behalf of the Borrower and the other Loan Parties in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Effective Date.
§10.10    Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require and are customarily required in connection with similar transactions.
§10.11    Eligible Real Estate Qualification Documents. The Eligible Real Estate Qualification Documents for each Collateral Property, if any, included in the Collateral as of the Effective Date shall have been delivered to the Agent at the Borrower’s expense and shall be in form and substance reasonably satisfactory to the Agent.
§10.12    Compliance Certificate. The Agent shall have received a Compliance Certificate dated as of the date of the Effective Date demonstrating compliance with each of the covenants calculated therein. Further, such Compliance Certificate shall include within the calculation of Net Operating Income any Collateral Properties which have been owned for less than a calendar quarter, and shall be based upon financial data and information with respect to Collateral Properties as of the end of the most recent calendar month as to which data and information is available.
§10.13    Appraisals. The Agent shall have received Appraisals of each of the Collateral Properties being included as a Collateral Property, if any, in form and substance satisfactory to the Agent and the Lenders, and the Agent shall have determined an Appraised Value for such Collateral Properties.

§10.14    Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.
§10.15    Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested and are customarily required in connection with similar transactions.
§11.    CONDITIONS TO ALL BORROWINGS.
The obligations of the Lenders to make any Loan, whether on or after the Effective Date, shall also be subject to the satisfaction of the following conditions precedent:
§11.1    Prior Conditions Satisfied. All conditions set forth in §10 and in §5.3 shall continue to be satisfied as of the date upon which any Loan is to be made provided that this §11.1 shall not require (a) the delivery of any new Appraisal not otherwise specifically required pursuant to the terms hereof, and (b) the Borrower to comply with the conditions set forth in §§ 10.2, 10.3, 10.4, 10.5 with respect to any Real Estate which has previously been included in the Collateral.
§11.2    Representations True; No Default. Each of the representations and warranties made by or on behalf of the Loan Parties or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which they were made and shall also be true in all material respects as of the time of the making of such Loan, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date) or where such untrue representation or warranty is not reasonably expected to have a Material Adverse Effect, and no Default or Event of Default shall have occurred and be continuing.
§11.3    Borrowing Documents. The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information (including, without limitation, a Compliance Certificate) as required by §2.7, or a fully completed Letter of Credit Request required by §2.10 in the form of Exhibit E hereto fully completed, as applicable.
§11.4    Future Advances Tax Payment. In addition to the requirements of §15 hereof, as a condition precedent to any Lender’s obligations to make any Loans available to the Borrower hereunder, the Borrower will obtain a letter from the Title Insurance Company or local counsel stating that any mortgage, recording, intangible, documentary stamp or other similar taxes and charges which the Agent reasonably determines to be payable as a result of such Loan to any state or any county or municipality thereof in which any of the Collateral Properties are located, have been paid.

§12.    EVENTS OF DEFAULT; ACCELERATION; ETC.
§12.1    Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:
(k)    the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(l)    the Borrower shall fail to pay any interest on the Loans within five (5) Business Days of the date that the same shall become due and payable, any reimbursement obligations with respect to the Letters of Credit or any fees or other sums due hereunder (other than any voluntary prepayment) or under any of the other Loan Documents within five (5) days after notice from Agent, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(m)    [Reserved];
(n)    any of the Loan Parties shall fail to perform any other term, covenant or agreement contained in §9.1, §9.2, §9.3, §9.4, §9.5 or §9.6 which they are required to perform;
(o)    any of the Loan Parties shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this §12 (including, without limitation, §12.2 below) or in the other Loan Documents), and such failure shall continue for thirty (30) days after the Borrower receives from Agent written notice thereof, and in the case of a default that cannot be cured within such thirty (30)-day period despite the Borrower’s diligent efforts but is susceptible of being cured within ninety (90) days of the Borrower’s receipt of Agent’s original notice, then the Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of ninety (90) days from the Borrower’s receipt of Agent’s original notice; provided that the foregoing cure provisions shall not pertain to any default consisting of a failure to comply with §8.4, §8.7, or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents and with respect to any defaults under §8.1, §8.2, §8.3, §8.8 or 8.14, the thirty (30) day cure period described above shall be reduced to a period of ten (10) days and no additional cure period shall be provided with respect to such defaults;
(p)    any material representation or warranty made by or on behalf of the Loan Parties or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;
(q)    Any (i) Borrower, Guarantor or any Subsidiary thereof thereof defaults under (a) any Recourse Indebtedness in an individual or aggregate amount equal to or greater than

$10,000,000 with respect to all uncured defaults at any time, or (b) the Borrower, Guarantor or any Subsidiary thereof defaults under any Non-Recourse Indebtedness in an an individual or aggregate amount equal to or greater than $20,000,000 with respect to all uncured defaults at any time;
(r)    any Loan Party, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize any of the foregoing;
(s)    a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Loan Parties or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within ninety (90) days following the filing or commencement thereof;
(t)    a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Loan Parties or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;
(u)    there shall remain in force, undischarged, unsatisfied and unstayed, for more than fifteen (15) days, whether or not consecutive, one or more uninsured or unbonded final judgments against any Loan Party or any Subsidiary that, either individually or in the aggregate, exceed in excess of $2,000,000 per occurrence or in the aggregate during any calendar year;
(v)    any of the material Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Majority Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the material Loan Documents shall be commenced by or on behalf of any of the Loan Parties, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the material Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;
(w)    failure of the REIT to maintain real estate investment trust status under Section 856 of the Code or to comply with all reporting requirements of the Securities and Exchange Commission;

(x)    with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and such event reasonably would be expected to result in liability of any of the Loan Parties to pay money to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000.00 and one of the following shall apply with respect to such event: (x) such event in the circumstances occurring reasonably would be expected to result in the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;
(y)    Failure to remediate within the time period permitted by law or governmental order (or within a reasonable time given the nature of the problem if no specific time period has been given) material environmental problems related to Properties whose aggregate book values are in excess of $2,000,000.00 after all administrative hearings and appeals have been exhausted;
(z)    The occurrence of any of the following:
(i)    the failure of REIT to, directly or indirectly, own at least 75% of the partnership interests in the Borrower;
(ii)    Borrower fails to own directly or indirectly, free of any lien, encumbrance or other adverse claim, one hundred percent (100%) of the economic, voting and beneficial interest of each Subsidiary Guarantor; or
(iii)    A Change of Control.
(aa)    then, and upon any such Event of Default, the Agent may, and upon the request of the Majority Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §12.1(h), §12.1(i) or §12.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent. If demanded by Agent in its absolute and sole discretion after the occurrence and during the continuance of an Event of Default, Borrower will deposit with and pledge to Agent cash in an amount equal to the amount of all undrawn Letters of Credit. Such amounts will be pledged to and held by Agent for the benefit of the Lenders as security for any amounts that become payable under the Letters of Credit and all other Obligations, In the event the Borrower fails to deliver such cash collateral, upon demand by Agent in its absolute and sole discretion after the occurrence and during the continuance of an Event of Default, and regardless of whether the conditions precedent in this Agreement for a Revolving Credit Loan have been satisfied, the Revolving Credit Lenders will cause a Revolving Credit Loan to be made in the undrawn amount of all Letters of Credit. The proceeds of any such Revolving Credit Loan will be pledged to and held by Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations. Upon any draws under Letters of Credit, at Agent’s sole discretion, Agent may apply any such amounts pledged or funded hereunder to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations or if there are no outstanding Obligations and Lenders have no further obligation to make Revolving Credit Loans or issue Letters of Credit or if such excess no longer exists, such proceeds deposited by Borrower will be released to Borrower.
§12.2    Certain Cure Periods. In the event that there shall occur any Default that affects only certain Collateral Property or the owner(s) thereof (if such owner is a Subsidiary Guarantor), then the Borrower may elect to cure such Default (so long as (i) no other Default or Event of Default would arise as a result) by electing to have Agent remove such Collateral Property from the calculation of the Borrowing Base Availability (and the Borrower’s compliance with Section 3.2 as a result thereof, in which event such removal and reduction shall be completed within thirty (30) days after receipt of notice of such Default from the Agent or the Majority Lenders.
§12.3    Termination of Commitments. If any one or more Events of Default specified in §12.1(h), §12.1(i) or §12.1(j) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit and the Commitments hereunder shall automatically terminate and the Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit to the Borrower, and all Obligations shall be deemed automatically accelerated and declared due and payayble in full. If any other Event of Default shall have occurred, the Agent may, and upon the election of the Majority Lenders shall, by notice to the Borrower terminate the obligation to make Revolving Credit Loans and issue Letters of Credit to the Borrower and accelerate the Olbigations as provided in §12.1 above. No termination under this §12.3 shall relieve the Borrower of its obligations to the Lenders arising under this Agreement or the other Documents.
§12.4    Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Lenders may, and upon the direction of the Majority Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If the Borrower fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including reasonable attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by Borrower upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) days after demand bear interest at the rate for overdue amounts as set forth in this Agreement. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.
§12.5    Distribution of Collateral Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or other assets of Loan Parties, such monies shall be distributed for application as follows:
(g)    First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent in accordance with the terms of the Loan Documents to protect or preserve the Collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;
(h)    Second, to all other Obligations and Hedge Obligations (including any Letter of Credit Liabilities, interest, expenses or other obligations incurred after the commencement of a bankruptcy) in such order or preference as the Majority Lenders shall determine; provided, that (i) Swing Loans shall be repaid first, (ii) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.2; (iii) in the event that any Lender shall have wrongfully failed or refused to make an advance under §2.5(d), §2.7 or §2.10(f) and such failure or refusal shall be continuing, advances made by other Lenders during the pendency of such failure or refusal shall be entitled to be repaid as to principal and accrued interest in priority to the other Obligations and Hedge Obligations described in this subsection (b); and (iv) Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses and Hedge Obligations shall be made among the Lenders, pro rata, and among the Lender Hedge Providers pro rata; and provided, further that the Majority Lenders may in their discretion make proper allowance to take into account any Obligations and Hedge Obligations not then due and payable;
(i)    Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.
§13.    SETOFF.
Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any

Lender or any Affiliate thereof to the Loan Parties and any securities or other property of the Loan Parties in the possession of such Lender or any Affiliate may, without notice to any Loan Party (any such notice being expressly waived by Loan Parties) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Loan Parties to such Lender. Each of the Lenders agrees with each other Lender that if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.
§14.    THE AGENT.
§14.1    Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent and all other powers not specifically reserved to the Lenders, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.
§14.2    Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.
§14.3    No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable to the Lenders for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Majority Lenders or such greater number of Lenders as may be required hereunder. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.
§14.4    No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Loan Parties or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Loan Parties or any of their respective Subsidiaries, or the value of the Collateral or any other assets of the Loan Parties or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Agent’s Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.
§14.5    Payments.
(a)    A payment by the Borrower to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. In the event that the Agent fails to distribute such amounts within one Business Day as provided above, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.
(b)    If in the reasonable opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.
§14.6    Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.
§14.7    Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §15 and without limiting the Borrower’s obligation to do so), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.
§14.8    Agent as Lender. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.
§14.9    Resignation. The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and the Borrower. The Majority Lenders may remove the Agent from its capacity as Agent in the event of the Agent’s gross negligence or willful misconduct. Any such resignation or removal may at Agent’s option also constitute Agent’s resignation as Issuing Lender and Swing Loan Lender. Upon any such resignation, or removal, the Majority Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, (i) any Lender or (ii) any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be reasonably acceptable to the Borrower. If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Majority Lender’s removal of the Agent, then the retiring or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be (ii) any Lender or (ii) any financial institution whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000. Upon the acceptance of any appointment as Agent and, if applicable, Issuing Lender and Swing Loan Lender, hereunder by a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and, if applicable, Issuing Lender and Swing Loan Lender, and the retiring or removed Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be discharged from its duties and obligations hereunder as Agent and, if applicable, Issuing Lender and Swing Loan Lender. After any retiring Agent’s resignation or removal, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent, Issuing Lender and Swing Loan Lender. If the resigning or removed Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. Upon any change in the Agent under this Agreement, the resigning or removed Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning or removed Agent.
§14.10    Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Majority Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower or out of the Collateral within such period with respect to the Collateral Properties. The Majority Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective

Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.
§14.11    Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against any Loan Party with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Majority Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.
§14.12    Request for Agent Action. Agent and the Lenders acknowledge that in the ordinary course of business of the Loan Parties, (a) the Loan Parties will enter into leases or rental agreements covering Collateral Properties that may require the execution of a Subordination, Attornment and Non-Disturbance Agreement in favor of the tenant thereunder, (b) a Collateral Property may be subject to a Taking, (c) a Subsidiary Guarantor may desire to enter into easements or other agreements affecting the Collateral Properties, or take other actions or enter into other agreements in the ordinary course of business which similarly require the consent, approval or agreement of the Agent. In connection with the foregoing, the Lenders hereby expressly authorize the Agent to (w) execute and deliver to the Borrower Subordination, Attornment and Non-Disturbance Agreements with any tenant under a Lease upon such terms as Agent in its good faith judgment determines are appropriate (Agent in the exercise of its good faith judgment may agree to allow some or all of the casualty, condemnation, restoration or other provisions of the applicable Lease to control over the applicable provisions of the Loan Documents), (x) execute releases of liens in connection with any Taking, (y) execute consents or subordinations in form and substance satisfactory to Agent in connection with any easements or agreements affecting the Collateral Property, or (z) execute consents, approvals, or other agreements in form and substance satisfactory to the Agent in connection with such other actions or agreements as may be necessary in the ordinary course of Borrower’s business.
§14.13    Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
§14.14    Approvals. If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders, the Majority Lenders or the Majority Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of Agent, such Lender shall in such notice to Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing.
§14.15    Borrower Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrower.
§14.16    Defaulting Lenders.
(a)    Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirements:
(i)    That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in §27.
(ii)    Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Lender or Swing Loan Lender hereunder; third, if so determined by the Agent or requested by the Issuing Lender or Swing Loan Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swing Loan Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swing Loan Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists or non-defaulting Lenders have been paid in full all amounts then due, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Liabilities in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Liabilities were made at a time when the conditions set forth in §11 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Liabilities owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Liabilities owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this §14.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    That Defaulting Lender (x) shall not be entitled to receive any facility unused fee pursuant to §2.3 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in §2.10(e).
(iv)    During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Loans pursuant to §2.5 and/or 2.10, the “Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding of the Loans of and Letter of Credit Liabilities held by that Lender.
(v)    During any period that a Lender is a Defaulting Lender, the Borrower may, by giving written notice thereof to the Agent, such Defaulting Lender, and the other Lenders, demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of §18.1. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment via an assignment subject to and in accordance with the provisions of §18.1. No such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient with any applicable amounts held pursuant to the immediately preceding subsection (f), upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the Issuing Lender or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) such Defaulting Lender’s full pro rata share of all Loans and participations in Letters of Credit and Swing Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under any Legal Requirement without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(b)    Defaulting Lender Cure. If the Borrower, the Agent, Swing Loan Lender and the Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to §14.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
§14.17    Reliance on Hedge Provider. For purposes of applying payments received in accordance with §12.5, the Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of the Agent) of the outstanding Hedge Obligations owed to the holder thereof. Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Hedge Obligations are outstanding.

§15.    EXPENSES.
The Borrower agree to pay (a) the reasonable costs incurred by the Agent of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any recording, mortgage, documentary or intangibles taxes in connection with the Mortgages and other Loan Documents, (c) all title insurance premiums, engineer’s fees incurred by the Agent, third party environmental reviews incurred by the Agent and the reasonable fees, expenses and disbursements of the outside counsel to the Agent and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) all other reasonable out of pocket fees, expenses and disbursements (other than Taxes unless such payment is otherwise required pursuant to the terms of this Agreement) of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Collateral Properties or other Collateral (in connection with each Loan and/or otherwise), the review of leases and Subordination, Attornment and Non-Disturbance Agreements, the making of each Loan hereunder, the issuance of Letters of Credit, and the third party out-of-pocket costs and expenses incurred in connection with the syndication of the Commitments pursuant to §18 hereof, and (e) without duplication, all out-of-pocket expenses (including reasonable attorneys’ fees and costs, and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Lender or the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lenders’ relationship with the Borrower (provided that any attorneys’ fees and costs pursuant to this clause (e) shall be limited to those incurred by the Agent and one other counsel with respect to the Lenders as a group, (f) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns, title searches or mortgage recordings, (g) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by Agent in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (h) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.
§16.    INDEMNIFICATION.
The Loan Parties, jointly and severally, agree to indemnify and hold harmless the Agent, the Lenders and the Arranger and each director, officer, employee, agent and Affiliate thereof and Person who controls the Agent or any Lender or the Arranger against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to any claim, action, suit or litigation arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Collateral Properties or the Loans by parties claiming by or through Borrower, (b) any condition of the Collateral Properties or any other Real Estate, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Loan Parties, (e) the the Loan Parties entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Collateral Properties or any other Real Estate, (g) with respect to the the Loan Parties and their respective properties and assets, subject to any limitations set forth in the Indemnity Agreements, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) to the extent used by Borrower, any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the the Loan Parties shall not be obligated under this §16 or otherwise to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Loan Parties under this §16 are unenforceable for any reason, the Loan Parties hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.
§17.    SURVIVAL OF COVENANTS, ETC.
All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Loan Parties or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Letters of Credit remain outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit. The indemnification obligations of the Loan Parties provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein for a period of one year. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Loan Parties or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18.    ASSIGNMENT AND PARTICIPATION.
§18.1    Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more Eligible Assignee all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Commitment in the event an interest in the Revolving Credit Loans is assigned, (b) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit H annexed hereto, together with any Notes subject to such assignment, (c) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, the Borrower or REIT, and (d) such assignee shall acquire an interest in the Loans of not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, Borrower. To the extent the Borrower’s consent is required for such assignment, such consent will be deemed granted unless Borrower objects to such assignment withint five (5) Business Days of receipt of written notice of the proposed assignment. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower or any Guarantor.
§18.2    Register. The Agent shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of and interest on the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.
§18.3    New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from Agent, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note (if requested by the subject Lender) to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.
§18.4    Participations. Each Lender may sell participations to one or more banks or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrower, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, the right to approve waivers, amendments or modifications, (c) such participant shall have no direct rights against the Borrower or the Guarantors except the rights granted to the Lenders pursuant to §13, (d) such sale is effected in accordance with all applicable laws, and (e) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower or any Guarantor. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, except as set forth below, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person, except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or except, upon request of Borrower, the Lender shall provide to Borrower the identity of such participant and the amount of its participation. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
§18.5    Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or any other central banking authority or to such other Person as the Agent and so long as no Default or Event of Default has occurred and is continuing, the Borrower may approve to secure obligations of such lenders. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6    No Assignment by Loan Parties. The Loan Parties shall not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each of the Lenders.
§18.7    Disclosure. Borrower agrees to promptly and reasonably cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. The Borrower agrees that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder. Each Lender agrees for itself that it shall use reasonable efforts in accordance with its cstomary procedures to hold confidential all non-public information obtained from the Loan Parties that has been identified in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7 and agrees to be bound thereby), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7 and agrees to be bound thereby), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7 and agrees to be bound thereby), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other governmental authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrower of any request by any governmental authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such government authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7 and agrees to be bound thereby). Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower, or is disclosed with the prior approval of Borrower. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.
§18.8    Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§18.9    Amendments to Loan Documents. Upon any such assignment or participation, the Borrower shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment or participation.
§19.    NOTICES.
Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”) must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, and addressed to the parties at the address set forth on Schedule 19.
Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telegraph, telecopy, telefax or telex is permitted, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, Borrower, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.
§20.    RELATIONSHIP.
Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Loan Parties or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and the Loan Parties is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.
§21.    GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.
THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401. THE BORROWER, THE AGENT AND THE LENDERS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). THE BORROWER, THE AGENT AND THE LENDERS FURTHER ACCEPT, GENERALLY AND UNCONDITIONALLY, THE NON‑EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREE

TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND (ii) WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL OR ASSETS OF BORROWER EXIST AND THE BORROWER CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS. THE BORROWER EXPRESSLY ACKNOWLEDGES AND AGREES THAT THE FOREGOING CHOICE OF NEW YORK LAW WAS A MATERIAL INDUCEMENT TO THE AGENT AND THE LENDERS IN ENTERING INTO THIS AGREEMENT AND IN MAKING THE LOANS HEREUNDER.
§22.    HEADINGS.
The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
§23.    COUNTERPARTS.
This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.
§24.    ENTIRE AGREEMENT, ETC.
This Agreement and the Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.
§25.    WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.
EACH OF THE LOAN PARTIES, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY

TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. EACH PARTY ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT EACH PARTY AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.
§26.    DEALINGS WITH THE LOAN PARTIES.
The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Loan Parties and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.
§27.    CONSENTS, AMENDMENTS, WAIVERS, ETC.
Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Lenders and, with respect to any amendment of any term of this Agreement or of any other instrument related hereto or mentioned herein, the Borrower or any Guarantor, as the case may be. Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender adversely affected thereby: (a) a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest); (b) any increase or reduction in the amount of the Commitment of a Lender (except as provided in §2.4 and §18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents; (d) a change in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan or any fees payable under the Loan Documents; (f) an extension of the Revolving Credit Maturity Date; (g) a change in the manner of distribution of any payments to the Lenders or the Agent; (h) the release of any Loan Party or any Collateral, or the release of any Guarantor or any reduction of Guarantor’s liability under the Guaranty except as otherwise provided in §5.4, or §5.6; (i) an amendment of the definition of Majority Lenders, Required Lenders or of any requirement for consent by all of the Lenders; (j) any modification to require a Lender to fund a pro rata share of a request for an advance of the Loan made by the Borrower other than based on its Commitment Percentage; (k) an amendment to this §27; or (l) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders, the Majority Lenders or the Required Lenders to require a lesser number of Lenders to approve such action. Additionally, notwithstanding the foregoing, any waiver or amendment of the financial and related covenants set forth in §9, any change in the definition of Borrowing Base Availability (or any of the corollary definitions with respect thereto, or §8.7) shall require the approval of the Required Lenders. The provisions of §14 may not be amended without the written consent of the Agent. There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Lender, nor any amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
§28.    SEVERABILITY.
The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.
§29.    TIME OF THE ESSENCE.
Time is of the essence with respect to each and every covenant, agreement and obligation under this Agreement and the other Loan Documents.
§30.    NO UNWRITTEN AGREEMENTS.
THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.
§31.    REPLACEMENT NOTES.
Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.
§32.    NO THIRD PARTIES BENEFITED.
This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Loan Parties, the Lenders, the Agent, the Lender Hedge Provider, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders, and their permitted successors and assigns, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by the Borrower or any of its Subsidiaries of any development or the absence therefrom of defects.
§33.    PATRIOT ACT.
Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act.
§34.    [Intentionally Omitted.]
§35.    JOINT AND SEVERAL LIABILITY.

Each of the Loan Parties covenants and agrees that each and every covenant and obligation of any Loan Party hereunder and under the other Loan Documents shall be the joint and several obligations of each Loan Party.
§36.    ADDITIONAL AGREEMENTS.
§36.1    Waiver of Automatic or Supplemental Stay. The Borrower represents, warrants and covenants to the Lenders and Agent that in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against the other of the Loan Parties at any time following the execution and delivery of this Agreement, none of the Loan Parties shall seek a supplemental stay or any other relief, whether injunctive or otherwise, pursuant to Section 105 of the Bankruptcy Code or any other provision of the Bankruptcy Code, to stay, interdict, condition, reduce or inhibit the ability of the Lenders or Agent to enforce any rights it has by virtue of this Agreement, the Loan Documents, or at law or in equity, or any other rights the Lenders or Agent has, whether now or hereafter acquired, against the other Loan Parties or against any property owned by such other Loan Parties.
§36.2    Waiver of Defenses. To the extent permitted by applicable law, each of the Loan Parties hereby waives and agrees not to assert or take advantage of any defense based upon:
(a)    Any right to require Agent or the Lenders to proceed against the other Loan Parties or any other Person or to proceed against or exhaust any security held by Agent or the Lenders at any time or to pursue any other remedy in Agent’s or any Lender’s power or under any other agreement before proceeding against a Loan Party hereunder or under any other Loan Document;
(b)    The defense of the statute of limitations in any action hereunder or the payment or performance of any of the Obligations;
(c)    Any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of Agent or any Lender to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons;
(d)    Any failure on the part of Agent or any Lender to ascertain the extent or nature of any Collateral or any insurance or other rights with respect thereto, or the liability of any party liable under the Loan Documents or the obligations evidenced or secured thereby;
(e)    Demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notices of any kind (except for such notices as are specifically required to be provided to the Loan Parties pursuant to the Loan Documents), or the lack of any thereof, including, without limiting the generality of the foregoing, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of any Loan Party, Agent, any Lender, any endorser or creditor of the Loan Parties or on the part of any other Person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by Agent or any Lender;

(f)    Any defense based upon an election of remedies by Agent or any Lender, including any election to proceed by judicial or nonjudicial foreclosure of any security, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies, including remedies relating to real property or personal property security, which destroys or otherwise impairs the subrogation rights of a Loan Party or the rights of a Loan Party to proceed against the other Loan Parties for reimbursement, or both;
(g)    Any right or claim of right to cause a marshaling of the assets of the Loan Parties;
(h)    Any principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms and provisions of this Agreement;
(i)    Any duty on the part of Agent or any Lender to disclose to Borrower any facts Agent or any Lender may now or hereafter know about Loan Parties or the Collateral, regardless of whether Agent or any Lender has reason to believe that any such facts materially increase the risk beyond that which each Loan Party intends to assume or has reason to believe that such facts are unknown to Borrower or has a reasonable opportunity to communicate such facts to Borrower, it being understood and agreed that each Loan Party is fully responsible for being and keeping informed of the financial condition of the other Loan Parties, of the condition of the Collateral Property or the Collateral and of any and all circumstances bearing on the risk that liability may be incurred by the Loan Parties hereunder and under the other Loan Documents;
(j)    Any inaccuracy of any representation made by or on behalf of any Loan Party contained in any Loan Document;
(k)    Subject to compliance with the provisions of this Agreement, any sale or assignment of the Loan Documents, or any interest therein;
(l)    Subject to compliance with the provisions of this Agreement, any sale or assignment by a Loan Party or any other Person of any Collateral, or any portion thereof or interest therein, not consented to by Agent or any Lender;
(m)    Any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Loan Documents;
(n)    Any deficiencies in the Collateral or any deficiency in the ability of Agent or any Lender to collect or to obtain performance from any Persons now or hereafter liable for the payment and performance of any obligation hereby guaranteed;
(o)    An assertion or claim that the automatic stay provided by 11 U.S.C. §362 (arising upon the voluntary or involuntary bankruptcy proceeding of the other Loan Parties) or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Agent or any Lender to enforce any of its rights, whether now or hereafter required, which Agent or any Lender may have against a Loan Party or the Collateral owned by it;
(p)    Any modifications of the Loan Documents or any obligation of the Loan Parties relating to the Loan by operation of law or by action of any court, whether pursuant to the Bankruptcy Code, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, or otherwise;
(q)    Any release of a Loan Party or of any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, Agent’s or the Lenders’ voluntary act or otherwise;
(r)    Any action, occurrence, event or matter consented to by the Loan Parties under any provision hereof, or otherwise;
(s)    The dissolution or termination of existence of any Loan Party;
(t)    Subject to compliance with the provisions of this Agreement, any renewal, extension, modification, amendment or another changes in the Obligations, including but not limited to any material alteration of the terms of payment or performance of the Obligations;
(u)    Any defense of the Loan Parties, other than that of prior performance, including without limitation, the invalidity, illegality or unenforceability of any of the Obligations;
(v)    To the fullest extent permitted by law, any other legal, equitable or surety defenses whatsoever to which the Loan Parties might otherwise be entitled, it being the intention that the obligations of Loan Parties hereunder and under the other Loan Documents are absolute, unconditional and irrevocable; or
(w)    Subject to compliance with the provisions of this Agreement, any lack of notice of disposition or manner of disposition of any Collateral except for notices required by law.
§36.3    Waiver. Each of the Loan Parties waives, to the fullest extent that each may lawfully so do, the benefit of all appraisement, valuation, stay, extension, homestead, exemption and redemption laws which such Person may claim or seek to take advantage of in order to prevent or hinder the enforcement of any of the Loan Documents or the exercise by Lenders or Agent of any of their respective remedies under the Loan Documents and, to the fullest extent that the Loan Parties may lawfully so do, such Person waives any and all right to have the assets comprised in the security intended to be created by the Security Documents (including, without limitation, those assets owned by the other of the Loan Parties) marshaled upon any foreclosure of the lien created by such Security Documents. Each of the Loan Parties further agrees that the Lenders and Agent shall be entitled to exercise their respective rights and remedies under the Loan Documents or at law or in equity in such order as they may elect. Without limiting the foregoing, each of the Loan Parties further agrees that upon the occurrence of an Event of Default, the Lenders and Agent may exercise any of such rights and remedies without notice to either of the Loan Parties except as required by law or the Loan Documents and agrees that neither the Lenders nor Agent shall be required to proceed against the other of the Loan Parties or any other Person or to proceed against or to exhaust any other security held by the Lenders or Agent at any time or to pursue any other remedy in Lender’s or Agent’s power or under any of the Loan Documents before proceeding against a Loan Party or its assets under the Loan Documents.
§36.4    Subordination. So long as the Loans are outstanding, each of the Loan Parties hereby expressly defers and agrees (a) not to assert any right of contribution from or indemnity against the other, whether at law or in equity, arising from any payments made by such Person pursuant to the terms of this Agreement or the Loan Documents, and (b) not to proceed against the other for reimbursement of any such payments. In connection with the foregoing, each of the Loan Parties expressly defers and agrees not to assert or take advantage of (i) any rights of subrogation to the Lenders or Agent against the other of the Loan Parties, (ii) any rights to enforce any remedy which the Lenders or Agent may have against the other of the Loan Parties and any rights to participate in any Collateral or any other assets of the other Loan Parties. In addition to and without in any way limiting the foregoing, each of the Loan Parties hereby subordinates any and all indebtedness it may now or hereafter owe to such other Loan Parties to all indebtedness of the Loan Parties to the Lenders and Agent, and agrees with the Lenders and Agent that no Loan Party shall claim any offset or other reduction of such Loan Party’s obligations hereunder because of any such indebtedness and shall not take any action to obtain any of the Collateral or any other assets of the other Loan Parties so long as the Loans are outstanding.
§36.5    Waiver of Rights Under Anti-Deficiency Rules. Without limiting any other provision of this §36, each Loan Party understands and acknowledges that, if the Agent forecloses judicially or nonjudicially against any real property Collateral for the Obligations, such foreclosure could impair or destroy any right or ability that such Loan Party may have to seek reimbursement, contribution, or indemnification for any amounts paid by such Loan Party under this Agreement. Each Loan Party further understands and acknowledges that in the absence of this waiver such potential impairment or destruction of such Loan Party’s rights, if any, may entitle such Loan Party to assert a defense to this Agreement based on California Code of Civil Procedure §580d as interpreted in Union Bank v. Gradsky, (1968) 265 CA 2d 40, 71 CR 64, on the grounds, among others, that the Agent or the Lenders should be estopped from pursuing such Loan Party because their election to foreclose may have impaired or destroyed such subrogation, reimbursement, contribution, or indemnification rights of such Loan Party. By execution of this Agreement, each Loan Party intentionally, freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that such Loan Party will be liable under this Agreement even though the Agent has foreclosed judicially or nonjudicially against any real or personal property Collateral for the Obligations; (ii) agrees that such Loan Party will not assert that defense in any action or proceeding which the Agent or the Lenders may bring to enforce this Agreement; and (iii) acknowledges and agrees that until the Obligations have been indefeasibly paid in full, the rights and defenses waived by such Loan Party in this Agreement include any right or defense that such Loan Party may have or be entitled to assert based on or arising out of California Civil Code §2848, to the extent now or hereafter applicable.
§36.6    Further Waivers. Each Loan Party intentionally, freely, irrevocably and unconditionally waives and relinquishes all rights which may be available to it under any provision of California law or under any California judicial decision, including, without limitation, Section 580a and 726(b) of the California Code of Civil Procedure, to limit the amount of any deficiency judgment or other judgment which may be obtained against such Loan Party under this Agreement to not more than the amount by which the unpaid Obligations exceeds the fair market value or fair value of any real or personal property of such Loan Party securing the Obligations, including, without limitation, all rights to an appraisement of, judicial or other hearing on, or other determination of the value of said property. Each Loan Party acknowledges and agrees that, as a result of the foregoing waiver, the Agent or the Lenders may recover from such Loan Party an amount which, when combined with the value of any real or personal property foreclosed upon by the Agent (or the proceeds of the sale of which have been received by the Agent and the Lenders) and any sums collected by the Agent and the Lenders from any other Borrower, the other guarantors or other Persons, might temporarily exceed the amount of the Obligations.
§37.    ACKNOWLEDGMENT OF BENEFITS; EFFECT OF AVOIDANCE PROVISIONS.
(x)    Without limiting any other provision of §36, each Subsidiary Guarantor acknowledges that it has received, or will receive, significant financial and other benefits, either directly or indirectly, from the proceeds of the Loans made by the Lenders to the Borrower pursuant to this Agreement; that the benefits received by such Subsidiary Guarantor are reasonably equivalent consideration for such Subsidiary Guarantor’s execution of this Agreement and the other Loan Documents to which it is a party; and that such benefits include, without limitation, the access to capital afforded to the Borrower pursuant to this Agreement from which the activities of such Subsidiary Guarantor will be supported, the refinancing of certain existing indebtedness of such Subsidiary Guarantor secured by such Subsidiary Guarantor’s Collateral Property from the proceeds of the Loans, and the ability to refinance that indebtedness at a lower interest rate and otherwise on more favorable terms than would be available to it if the Collateral Property owned by such Subsidiary Guarantor were being financed on a stand-alone basis and not as part of a pool of assets comprising the security for the Obligations. Each Subsidiary Guarantor is executing this Agreement and the other Loan Documents in consideration of those benefits received by it and each Subsidiary Guarantor desires to enter into an allocation and contribution agreement with each other Subsidiary Guarantor as set forth in this §37 and agrees to subordinate and subrogate any rights or claims it may have against other Subsidiary Guarantors as and to the extent set forth in §36.
(y)    Following an Event of Default, in the event any one or more Subsidiary Guarantors (any such Subsidiary Guarantor, a “Funding Guarantor”) is deemed to have paid an amount in excess of the principal amount attributable to it (such principal amount, the “Allocable Principal Balance”) (any deemed payment in excess of the applicable Allocable Principal Balance, a “Contribution”) as a result of (a) such Funding Guarantor’s payment of and/or performance on the Obligations and/or (b) Agent’s and/or any Lender’s realization on the Collateral owned by such Funding Guarantor (whether by foreclosure, deed in lieu of foreclosure, private sale or other means), then after payment in full of the Loans and the satisfaction of all of Subsidiary Guarantors’ other obligations under the Loan Documents, such Funding Guarantor shall be entitled to contribution from each benefited Subsidiary Guarantor for the amount of the Contribution so benefited (any such contribution, a “Reimbursement Contribution”), up to such benefited Subsidiary Guarantor’s then current Allocable Principal Balance. Any Reimbursement Contributions required to be made hereunder shall, subject to §36, be made within ten (10) days after demand therefor.
(z)    If a Subsidiary Guarantor (a “Defaulting Guarantor”) shall have failed to make a Reimbursement Contribution as hereinabove provided, after the later to occur of (a) payment of the Loan in full and the satisfaction of all of all Subsidiary Guarantors’ other obligations to Lenders or (b) the date which is 366 days after the payment in full of the Loans, the Funding Guarantor to whom such Reimbursement Contribution is owed shall be subrogated to the rights of Lenders against such Defaulting Guarantor, including the right to receive a portion of such Defaulting Guarantor’s Collateral in an amount equal to the Reimbursement Contribution payment required hereunder that such Defaulting Guarantor failed to make; provided, however, if Agent returns any payments in connection with a bankruptcy of a Subsidiary Guarantor, all other Subsidiary Guarantors shall jointly and severally pay to Agent and Lenders all such amounts returned, together with interest at the Default Rate accruing from and after the date on which such amounts were returned.
(aa)    In the event that at any time there exists more than one Funding Guarantor with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from Defaulting Guarantor pursuant hereto shall be equitably allocated among such Funding Guarantor. In the event that at any time any Subsidiary Guarantor pays an amount hereunder in excess of the amount calculated pursuant to this paragraph, that Subsidiary Guarantor shall be deemed to be a Funding Guarantor to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Loan Parties in accordance with the provisions of this §37.
(bb)    It is the intent of each Subsidiary Guarantor, the Agent and the Lenders that in any proceeding under the Bankruptcy Code or any similar debtor relief laws, such Subsidiary Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Subsidiary Guarantor hereunder (or any other obligations of such Subsidiary Guarantor to the Agent and the Lenders under the Loan Documents) to be avoidable or unenforceable against such Subsidiary Guarantor in such proceeding as a result of applicable Laws, including, without limitation, (i) Section 548 of the Bankruptcy Code and (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Laws under which the possible avoidance or unenforceability of the obligations of such Subsidiary Guarantor hereunder (or any other obligations of such Subsidiary Guarantor to the Agent and the Lenders under the Loan Documents) shall be determined in any such proceeding are referred to herein as “Avoidance Provisions”. Accordingly, to the extent that the obligations of a Subsidiary Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which such Subsidiary Guarantor shall be liable hereunder shall be reduced to the greater of (A) the amount which, as of the time any of the Obligations are deemed to have been incurred by such Subsidiary Guarantor under the Avoidance Provisions, would not cause the obligations of such Subsidiary Guarantor hereunder (or any other obligations of such Subsidiary Guarantor to the Agent and the Lenders under the Loan Documents), to be subject to avoidance under the Avoidance Provisions or (B) the amount which, as of the time demand is made hereunder upon such Subsidiary Guarantor for payment on account of the Obligations, would not cause the obligations of such Subsidiary Guarantor hereunder (or any other obligations of such Subsidiary Guarantor to the Agent and the Lenders under the Loan Documents), to be subject to avoidance under the Avoidance Provisions. The provisions of this §37(e) are intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Subsidiary Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Subsidiary Guarantor or any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.
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§38.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER:
WHEELER REIT, L.P., a Virginia limited partnership
By: WHEELER REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation, its general partner

By: /s/ Jon S. Wheeler                                      (SEAL)
Jon S. Wheeler
Chief Executive Officer

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

SUBSIDIARY GUARANTORS:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

AGENT AND LENDER:

KEYBANK NATIONAL ASSOCIATION, as Lender, Issuing Lender, Swing Loan Lender and as Agent

By:	/s/ Kristin Centracchio
Name:	Kristin Centracchio
Title:	Vice President
KeyBank National Association
1200 Abernathy Road, Suite 1550
Atlanta, Georgia 30328
Attention:     Kristin Centracchio
Telephone:    770 510 2126
Facsimile:    770 510 2195